Filed pursuant to Rule 424(b)(3)
Registration No. 333-176775

SUPPLEMENT NO. 6
DATED SEPTEMBER 3, 2015
TO THE PROSPECTUS DATED APRIL 28, 2015
OF INLAND REAL ESTATE INCOME TRUST, INC.

This Supplement No. 6 supplements, and should be read in conjunction with, the prospectus of Inland Real Estate Income Trust, Inc., dated April 28, 2015, as previously supplemented by Supplement No. 1 dated May 6, 2015, Supplement No. 2 dated June 4, 2015, Supplement No. 3 dated July 7, 2015, Supplement No. 4 dated August 5, 2015 and Supplement No. 5 dated August 26, 2015. Unless otherwise defined in this Supplement No. 6, capitalized terms used herein have the same meanings as set forth in the prospectus, as supplemented.

Prospectus Updates

Questions and Answers About the Offering

The following disclosure replaces the corresponding disclosure captioned “Q: What competitive advantages does the company achieve through its relationship with Inland?” on page 3 of the prospectus.

A: We believe our relationship with Inland provides us with various benefits, including:

•        Sponsor Track Record — Inland has more than forty-five years of experience in acquiring and managing real estate assets. As of June 30, 2015, Inland had sponsored 690 programs, including 673 private limited partnerships, limited liability companies and Delaware statutory trusts, ten public limited partnerships and seven non-listed REITs.

•	Experienced Management Team — Inland’s management team has substantial experience in all aspects of acquiring, owning, managing and operating commercial real estate and other real estate assets across diverse types of real estate assets, as well as a broad range of experience in financing real estate assets. As of June 30, 2015, Inland entities cumulatively owned properties located in forty-three states and managed assets with a book value exceeding $7.5 billion.
•	Expertise with Core Real Estate Assets — Each of the REITs previously sponsored by IREIC, including most recently InvenTrust Properties Corp. (formerly known as Inland American Real Estate Trust, Inc., and sometimes referred to herein as “InvenTrust”) and Inland Diversified Real Estate Trust, Inc. (sometimes referred to herein as “Inland Diversified”), owned or acquired portfolios that contained core real estate assets during the period in which it was sponsored by IREIC. For example, as of December 31, 2013, the last completed quarter prior to InvenTrust’s internalization, InvenTrust owned, directly or indirectly through joint ventures in which it has a controlling interest, 119 retail properties representing approximately 17.0 million square feet. As of March 31, 2014, the last completed quarter for which Inland Diversified filed financial statements prior to Inland Diversified’s merger with and into a subsidiary of Kite Realty Group Trust, Inland Diversified owned, directly or indirectly, 83 retail properties totaling 11.5 million square feet. Our management, including Mr. Sabshon, Ms. McGuinness, Ms. Lynch, Ms. Matlin, Mr. Lichterman, Ms. Hrtanek, Mr. Sajdak and Ms. McNeeley, among others, is able to draw on Inland’s expertise in acquiring and managing a diverse portfolio of properties.
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•	Seasoned Acquisition Team — Inland Real Estate Acquisitions, Inc., or “IREA,” and other affiliates of IREIC assist us in identifying potential acquisition opportunities, negotiating contracts related thereto and acquiring real estate assets on our behalf. Since January 2005, the individuals performing services for these entities have closed over 1,900 transactions involving real estate with an aggregate purchase price that exceeds $29 billion.

•        Strong Industry Relationships — We believe that Inland’s extensive network of industry relationships with the real estate brokerage, development and investor communities enable us to successfully execute our strategies. These relationships augment our ability to identify acquisitions in off-market transactions outside of competitive marketing processes, capitalize on opportunities and capture repeat business and transaction activity. In addition, Inland’s strong relationships with the tenant and leasing brokerage communities aid in attracting and retaining tenants.

•        Centralized Resources — Substantially all of Inland’s skilled personnel, specializing in areas such as real estate management, leasing, marketing, accounting, human resources, cash management, risk management, tax and internal audit, are based at Inland’s corporate headquarters located in a suburb of Chicago.

See “Conflicts of Interest” for a discussion of certain risks and potential disadvantages of our relationship with Inland.

Prospectus Summary

The following disclosure replaces the first and second paragraphs under the section captioned “Prospectus Summary —Summary Conflicts of Interest,” which begins on page 21 of the prospectus.

During the ten year period ended June 30, 2015, IREIC sponsored four other REITs: RPAI, InvenTrust, Inland Diversified and IRPT. During the same period, our sponsor, IREIC, and Inland Private Capital Corporation (“IPCC”) sponsored, in the aggregate, 152 real estate exchange private placement limited partnerships, Delaware statutory trusts and limited liability companies. One of the REITs, IRPT, is presently managed by affiliates of our Business Manager. IRPT publicly filed its registration statement with the SEC on October 3, 2014 and became effective on February 17, 2015. On July 1, 2014, Inland Diversified merged with and into a subsidiary of Kite Realty Group Trust, or “Kite,” a publicly traded Maryland real estate investment trust listed on the New York Stock Exchange or “NYSE” (NYSE: KRG). InvenTrust and RPAI are self-managed. Neither IREIC nor its affiliates have responsibility for the day-to-day operations of RPAI or InvenTrust. IREIC and its affiliates own shares of RPAI’s outstanding common stock, primarily acquired in the internalization of that entity in 2007. RPAI’s Class A Common Stock is listed on the NYSE under the symbol “RPAI.”

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Prior Performance of IREIC-Sponsored Entities

The following disclosure replaces the corresponding disclosure in the section captioned “Prior Performance of IREIC-Sponsored Entities,” which begins on page 107 of the prospectus.

During the ten year period ended June 30, 2015, IREIC and its affiliates sponsored four other REITs and 152 real estate exchange private placement programs, which altogether have raised more than $18.3 billion from over 335,000 investors in offerings for which Inland Securities has served as dealer manager. During this period, the four REITs, RPAI, InvenTrust, Inland Diversified and IRPT, raised approximately $14.9 billion in the aggregate from approximately 317,000 investors. These REITs all have or had investment objectives similar to ours in that they seek or sought to invest in real estate to preserve and protect investor capital, to pay sustainable and predictable distributions to stockholders and to realize long-term capital appreciation. The monies raised by these IREIC-sponsored REITs represent, during the ten year period, approximately 95% of the aggregate amount raised in offerings for which Inland Securities has served as dealer manager, approximately 99% of the aggregate number of investors, approximately 95% of properties purchased and approximately 93% of the aggregate cost of the properties purchased by the prior programs sponsored by IREIC and its affiliates.

We pay fees to, and reimburse expenses incurred by, Inland Securities and our Business Manager, Real Estate Managers, TIREG and their affiliates, as described in more detail in the section of this prospectus captioned “Compensation Table.” The other REITs previously sponsored by IREIC have similarly compensated IREIC and each of their respective business managers, real estate managers and affiliates.

The following discussion and the Prior Performance Tables, included in the prospectus as Appendix A, provide information on the prior performance of the real estate programs sponsored by IREIC for the applicable periods. Past performance is not necessarily indicative of future performance.

Summary Information

The following table provides aggregate summarized information concerning public prior programs sponsored by IREIC or its affiliates during the applicable ten year period for each program sponsored by IREIC, and is qualified in its entirety by reference to the introductory discussion above and the detailed information appearing in the Prior Performance Tables in Appendix A. For purposes of these tables and the narrative information contained herein, we consider a program to be closed at the earlier of the time when affiliates of IREIC are no longer serving as the business manager, the program lists its shares of common stock for trading on a national exchange, sells all or substantially all of its assets or merges with a third party and is not the surviving entity in that merger. The information set forth in this table, and in the narrative that follows, represents capital raised by these prior programs only through offerings for which Inland Securities has served as dealer manager and, where noted, through their respective distribution reinvestment plans.

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WE ARE NOT, BY INCLUDING THIS TABLE, IMPLYING THAT WE WILL HAVE RESULTS COMPARABLE TO THOSE REFLECTED IN THE TABLE BECAUSE OUR YIELD ON INVESTMENTS, CASH AVAILABLE FOR DISTRIBUTION AND OTHER FACTORS MAY BE SUBSTANTIALLY DIFFERENT. ACQUIRING OUR SHARES WILL NOT GIVE YOU ANY INTEREST IN ANY PRIOR PROGRAM.

	Retail Properties of America, Inc. as of September 30, 2007 (1)	InvenTrust Properties Corp. as of December 31, 2013(2)	Inland Diversified Real Estate Trust, Inc. as of March 31, 2014(3)	Inland Residential Properties Trust, Inc. as of June 30, 2015(4)
Number of public primary offerings	2	2	1	1
Approximate aggregate amount raised from investors (5)	$4,632,263,000	$9,308,724,000	$1,188,170,000	$0
Approximate aggregate number of investors	114,900	184,000	27,620	0
Number of properties purchased	305	1,058	144	0
Approximate aggregate cost of properties	$7,808,015,720	$13,860,346,405	$2,328,710,000	$0
Percentage of properties (based on cost) that were:
Commercial—
Retail	70%	29%	78%	0%
Single-user net lease	30%	9%	14%	0%
Nursing homes	0%	0%	0%	0%
Offices	0%	4%	4%	0%
Industrial	0%	1%	2%	0%
Health clubs	0%	0%	0%	0%
Mini-storage	0%	0%	0%	0%
Multifamily residential	0%	1%	2%	0%
Student housing	0%	8%	0%	0%
Lodging	0%	48%	0%	0%
Total commercial	100%	100%	100%	0%
Land	0%	0%	0%	0%

Percentage of properties (based on cost) that were:
Newly constructed (within a year of acquisition)	38%	14%	23%	0%
Existing construction	62%	86%	77%	0%

Number of properties sold in whole or in part (includes held for sale)	7	781	84	0

Number of properties exchanged	0	0	0	0

(1)	With respect to RPAI, affiliates of IREIC served as the business manager until November 15, 2007, when the company internalized the functions performed by its business manager. The information contained in the chart above for RPAI is for the period from inception through the last completed quarter prior to internalization.
(2)	With respect to InvenTrust, affiliates of IREIC served as the business manager until March 12, 2014, when the company internalized the functions performed by its business manager. The information contained in the chart above for InvenTrust is for the period from inception through the last completed quarter prior to internalization.
(3)	On July 1, 2014, Inland Diversified merged with and into a subsidiary of Kite and ceased filing reports under the Exchange Act. The information contained in the chart above for Inland Diversified is for the period from inception through the last completed quarter prior to the merger for which Inland Diversified filed financial statements.
(4)	Affiliates of IREIC serve as the business manager of IRPT. IRPT commenced its public offering on February 17, 2015.
(5)	Includes proceeds from the issuance of shares under each program’s distribution reinvestment plan.

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During the applicable three years ended with the last full quarter prior to the completion of the program: (i) InvenTrust purchased 62 properties and (ii) Inland Diversified purchased 11 properties. As of June 30, 2015, IRPT had not acquired any properties. Upon written request, you may obtain, without charge, a copy of the most recent Form 10-K annual report filed with the SEC by any of these REITs. We will provide exhibits to each such Form 10-K upon payment of a reasonable fee for copying and mailing expenses.

The following table details the percentage of properties located in the following regions in the United States based on gross carrying value.

East
Connecticut, Washington, D.C., Delaware, Florida, Georgia, Massachusetts, Maryland, Maine, North Carolina, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island, South Carolina, Virginia, Vermont	50%

Midwest
Iowa, Illinois, Indiana, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, Ohio, Tennessee, Wisconsin	16%

South
Alabama, Arkansas, Louisiana, Mississippi, Oklahoma, Texas	22%

West
Arizona, California, Colorado, Montana, New Mexico, Nevada, Oregon, Utah, Washington	12%

 Programs of Our Sponsor

The information set forth below relates to three of the four public REITs set forth above that have been sponsored by IREIC, the Company’s sponsor, in the last ten years.

Retail Properties of America, Inc., or RPAI, was formed by IREIC in March 2003. Prior to March 2012, RPAI was named Inland Western Retail Real Estate Trust, Inc. RPAI was formed to own and operate shopping centers as well as office and industrial properties. As of September 30, 2007, the last full quarter prior to the time that RPAI internalized the functions performed by the business manager, RPAI’s portfolio was comprised of 305 retail operating properties with approximately 46.2 million square feet of gross leasable area. As of September 30, 2007, RPAI had issued 452,463,000 shares of common stock in its offerings.

RPAI completed its initial public offering on March 22, 2005 and completed its follow-on offering on September 9, 2005. RPAI sold a total of 250,000,000 shares of its common stock through its “best efforts” offering. On April 5, 2012, RPAI’s Class A Common Stock began trading on the NYSE under the symbol “RPAI.”

InvenTrust Properties Corp. (formerly known as Inland American Real Estate Trust, Inc.), or InvenTrust, was formed in October 2004. InvenTrust historically focused on acquiring and managing a diversified portfolio of commercial real estate, including primarily retail, lodging and student housing properties in the United States. As of December 31, 2013, the last full quarter prior to the time that InvenTrust internalized the functions performed by the business manager, InvenTrust’s portfolio was comprised of 227 properties representing 17.0 million square feet of retail space, 19,337 hotel rooms, 8,290 student housing beds and 7.3 million square feet of non-core space, which consists primarily of office and industrial properties.

InvenTrust completed its initial public offering on July 31, 2007 and completed its follow-on offering on April 6, 2009. InvenTrust sold a total of approximately 790.2 million shares of its common stock through its “best efforts” offering.

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InvenTrust previously reported that it learned that the SEC was conducting a non-public, formal, fact-finding investigation (the “SEC Investigation”) to determine whether there had been violations of certain provisions of the federal securities laws regarding the business manager fees, property management fees, transactions with affiliates, timing and amount of distributions paid to the investors, determination of property impairments, and any decision regarding whether InvenTrust might become a self-administered REIT. On March 24, 2015, the staff of the SEC informed InvenTrust that it had concluded its investigation and that, based on the information received as of that date, it did not intend to recommend any enforcement action against InvenTrust.

InvenTrust has disclosed that it also received related demands (“Derivative Demands”) by stockholders to conduct investigations regarding claims that InvenTrust’s officers, its board of directors, its former business manager, and affiliates of its former business manager (the “InvenTrust Parties”) breached their fiduciary duties to InvenTrust in connection with the matters disclosed above that were subject to the SEC Investigation. The first Derivative Demand claims that the InvenTrust Parties (i) falsely reported the value of InvenTrust’s common stock until September 2010; (ii) caused InvenTrust to purchase shares of its common stock from stockholders at prices in excess of their value; and (iii) disguised returns of capital paid to stockholders as REIT income, resulting in the payment of fees to its former business manager for which it was not entitled. The three stockholders in that demand contend that legal proceedings should seek recovery of damages in an unspecified amount allegedly sustained by InvenTrust. The second Derivative Demand by another stockholder made similar claims and further alleges that the InvenTrust Parties (i) caused InvenTrust to engage in transactions that unduly favored related parties, (ii) falsely disclosed the timing and amount of distributions, and (iii) falsely disclosed whether InvenTrust might become a self-administered REIT. InvenTrust also received a letter from another stockholder that fully adopted and joined in the first Derivative Demand, but made no additional demands on InvenTrust to perform an investigation or pursue claims.

Upon receiving the first of the Derivative Demands, the full board of directors responded by authorizing InvenTrust’s independent directors to investigate the claims contained in the first Derivative Demand, any subsequent stockholder demands, as well as any other matters the independent directors see fit to investigate, including matters related to the SEC Investigation. Pursuant to this authority, the independent directors formed a special litigation committee comprised solely of independent directors to review and evaluate the matters referred by the full board to the independent directors, and to recommend to the full board any further action as appropriate. The special litigation committee engaged independent legal counsel and experts to assist in the investigation.

On March 21, 2013, counsel for the stockholders who made the first Derivative Demand filed a derivative lawsuit in the Circuit Court of Cook County, Illinois, on behalf of InvenTrust. The case – Trumbo v. The Inland Group, Inc. – was stayed pending completion of the special litigation committee’s investigation.

On December 8, 2014, the special litigation committee completed its investigation and issued its report and recommendation. The special litigation committee concluded that there was no evidence to support the allegations of wrongdoing in the Derivative Demands. Nonetheless, in the course of its investigation, the special litigation committee uncovered facts indicating that certain then-related parties breached their fiduciary duties to InvenTrust by failing to disclose to the independent directors certain facts and circumstances associated with the payment of fees to InvenTrust’s former business manager and property managers. The special litigation committee determined that it is advisable and in the best interests of InvenTrust to maintain a derivative action against its former business manager, property managers, and Inland American Holdco Management LLC. The special litigation committee found that it was not in the best interests of InvenTrust to pursue claims against any other entities or against any individuals.

On January 20, 2015, the InvenTrust board of directors adopted the report and recommendation of the special litigation committee in full and authorized InvenTrust to file a motion to realign InvenTrust as the party plaintiff in Trumbo v. The Inland Group, Inc., and to take such further actions as are necessary to reject and dismiss claims related to allegations that the InvenTrust board of directors has determined lack merit and to pursue claims against InvenTrust’s former business manager, property managers, and Inland American Holdco Management LLC for breach of fiduciary duties in connection with the failure to disclose facts and circumstances associated with the payment of fees to related parties.

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On March 2, 2015, counsel for the stockholders who made the second Derivative Demand filed a derivative lawsuit in the Circuit Court of Cook County, Illinois, on behalf of the Company. On March 26, 2015, the Circuit Court of Cook County, Illinois entered an order consolidating the action with the Trumbo case (“the Consolidated Action”). On July 28, 2015, InvenTrust informed the court in the Consolidated Action that the parties had reached an agreement in principle to resolve all matters related to the Derivative Demands, including all claims raised in the Consolidated Action and the claims authorized by the InvenTrust board of directors. InvenTrust anticipates that the settlement will result in a payment of funds to InvenTrust. The settlement is subject to documentation and court approval.

Inland Residential Properties Trust, Inc., or IRPT, was formed in December 2013 and is managed by an affiliate of our sponsor. IRPT was formed to primarily acquire a portfolio of multifamily properties located primarily in the top 100 metropolitan statistical areas throughout the United States, which generally contain populations greater than 500,000 people. IRPT expects that its portfolio will primarily include “stabilized” Class A and Class B multifamily properties. IRPT may acquire individual assets or portfolios of assets, other REITs or real estate companies.

IRPT commenced its initial, ongoing public offering on February 17, 2015. As of June 30, 2015, IRPT received aggregate gross proceeds of $0.2 million from the sale of 8,000 shares to IREIC. As of June 30, 2015, IRPT had not acquired any properties.

Liquidity of Prior Programs

Each of the four REITs previously sponsored by IREIC in the past ten years disclosed in its prospectus the time at which it anticipated its board would consider listing, liquidating or selling its assets individually, but none of these REITs specified a date or time period at which the REIT might be liquidated. The following summary sets forth both the dates on which these REITs anticipated considering a liquidity event and the dates on which the liquidity events occurred, if ever.

•	Retail Properties of America, Inc. RPAI stated that the company anticipated that, by September 2008, its directors would determine whether to apply to have the shares of its common stock listed for trading on a national stock exchange, or whether to commence subsequent offerings of its common stock. On November 15, 2007, RPAI became a self-administered REIT by acquiring, through merger, Inland Western Retail Real Estate Advisory Services, Inc., its business manager and advisor, and Inland Southwest Management Corp., Inland Northwest Management Corp., and Inland Western Management Corp., its property managers. As a result of the merger, RPAI issued to IREIC, the sole stockholder of the business manager and advisor, and the stockholders of the property managers, an aggregate of approximately 15 million shares of RPAI’s common stock, valued at $25.00 per share for purposes of the merger agreement. In December 2010, 9 million shares of common stock were transferred back to RPAI from shares of common stock issued to the owners of certain of the entities that were acquired in the merger. RPAI effectuated a ten-to-one reverse stock split of its existing common stock, and immediately following the reverse stock split, redesignated its existing common stock as Class A Common Stock. On March 21, 2012, RPAI paid a stock dividend pursuant to which each then outstanding share of its Class A Common Stock received one share of Class B-1 Common Stock, one share of Class B-2 Common Stock and one share of Class B-3 Common Stock. The terms of each Class of B Common Stock were identical in all respects to the Class A Common Stock. The Class B-1, Class B-2 and Class B-3 Common Stock automatically converted into Class A Common Stock on October 5, 2012, April 5, 2013 and October 5, 2013, respectively. RPAI announced that it completed a public offering of 36,750,000 shares of Class A Common Stock at $8.00 per share (which, without giving effect to the reverse stock split or stock dividend, is equivalent to $3.20 per share of its common stock) on April 5, 2012. This public offering generated gross proceeds of approximately $292.6 million, or approximately $272.1 million net of the underwriting discount. Also on April 5, 2012, RPAI’s Class A Common Stock began trading on the NYSE under the symbol “RPAI.” On September 2, 2015, the closing price of the RPAI Class A Common Stock on the NYSE was $13.43 per share (which, without giving effect to the reverse stock split or stock dividend, is equivalent to approximately $5.37 per share).

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•	InvenTrust Properties Corp. (formerly known as Inland American Real Estate Trust, Inc.) In the prospectuses used in each of its “best efforts” offerings, InvenTrust disclosed to its investors that its board would determine when, and if, to apply to have its shares of common stock listed for trading on a national securities exchange, subject to satisfying existing listing requirements, and that its board did not anticipate evaluating a listing on a national securities exchange until at least 2010. On March 12, 2014, InvenTrust entered into a series of agreements and amendments to existing agreements with affiliates of The Inland Group pursuant to which InvenTrust began the process of becoming entirely self-managed (collectively, the “Self-Management Transactions”). InvenTrust disclosed that it did not pay an internalization fee or self-management fee to The Inland Group in connection with the Self-Management Transactions.

On March 12, 2014, InvenTrust agreed with its business manager to terminate its business management agreement, hired all of its business manager’s employees, and acquired the assets necessary to conduct the functions previously performed by its business manager. As a result, InvenTrust now directly employs its executive officers and the other former employees of the business manager and no longer pays a fee or reimburses expenses to its business manager. As the first step in taking over management of all of its real estate assets (except its lodging properties, which are managed by third parties), InvenTrust hired certain employees from its property managers; assumed responsibility for performing significant property management activities for its industrial, office and retail properties, including property-level accounting, lease administration, leasing, marketing and construction functions; and amended its property management agreements to reduce its property management fees as a result of its assumption of such responsibilities. As the second step, on December 31, 2014, InvenTrust took over the remaining property management functions performed by the property managers.

InvenTrust’s shares of common stock are not listed on a national securities exchange. On May 1, 2014, InvenTrust announced that it had accepted for purchase in its tender offer, 60,665,233 shares of its common stock at a purchase price (without brokerage commissions) of $6.50 per share for an aggregate cost of approximately $394.3 million, excluding fees and expenses relating to the offer and paid by InvenTrust. As of June 30, 2014, the final number of shares repurchased, allowing for corrections, was 60,761,166 for a final aggregate cost of $394.9 million.

On February 3, 2015, InvenTrust distributed 95% of the outstanding shares of common stock of Xenia Hotels and Resorts, Inc. (“Xenia”), previously a wholly-owned subsidiary of InvenTrust, formerly known as Inland American Lodging Group, Inc., by way of a taxable pro rata special distribution to InvenTrust stockholders of record on January 20, 2015, the record date of the distribution. As a result of the special distribution, each InvenTrust stockholder received one share of Xenia common stock for every eight shares of InvenTrust common stock held by such stockholder. On February 4, 2015, Xenia completed its spin-off into a new, publicly-traded lodging REIT. As a result of the spin-off, Xenia became a self-managed REIT and listed its shares of common stock on the NYSE under the symbol “XHR.” Also on February 4, 2015 and in connection with the spin-off and listing, Xenia commenced a self-tender offer to purchase for cash up to $125 million in value of shares of Xenia’s common stock at a price not greater than $21.00 nor less than $19.00 per share, net to the seller in cash, less any applicable withholding of taxes and without interest. The tender offer expired on March 5, 2015. As a result of the tender offer, Xenia accepted for purchase 1,759,344 shares of its common stock at a purchase price of $21.00 per share, for an aggregate purchase price of $36.9 million (excluding fees and expenses relating to the tender offer). On September 2, 2015, the closing price of Xenia’s common stock on the NYSE was $18.41 per share.

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•	Inland Diversified Real Estate Trust, Inc. In the prospectus used in its “best efforts” offering, Inland Diversified disclosed to its investors that its board would determine when, and if, to apply to have its shares of common stock listed for trading on a national securities exchange, subject to satisfying existing listing requirements, and that its board did not anticipate evaluating a listing on a national securities exchange until at least 2014. On February 9, 2014, Inland Diversified entered into an agreement and plan of merger (the “Merger Agreement”) with Kite, a publicly traded (NYSE: KRG) Maryland real estate investment trust, and KRG Magellan, LLC, a Maryland limited liability company and a direct wholly owned subsidiary of Kite (“Merger Sub”). The Merger Agreement provided for, upon the terms and conditions of the Merger Agreement, the merger of Inland Diversified with and into Merger Sub, with Merger Sub surviving the Merger as a direct wholly owned subsidiary of Kite (the “Merger”). As a result of the Merger, each share of Inland Diversified’s common stock was converted into the right to receive 1.707 newly issued shares of Kite common stock. Based on a closing price of $6.40 per share of Kite’s common stock on July 2, 2014, the Inland Diversified shares of common stock were valued at approximately $10.92 per share. On August 11, 2014, Kite effectuated a one-for-four reverse stock split of its existing common stock. On September 2, 2015, the closing price of Kite’s common stock on the NYSE was $23.29 per share (which, without giving effect to the reverse stock split, is equivalent to $5.82 per share of Kite’s common stock). Based on the closing price of Kite’s common stock on September 2, 2015, the value of each former share of Inland Diversified’s common stock would be equal to approximately $9.94.

•        Inland Residential Properties Trust, Inc. In the prospectus used in its “reasonable best efforts” offering, IRPT disclosed to its investors that its board would continually evaluate the timing and form of a liquidity event, although it does not expect this to occur until after it has completed raising capital under its primary offering and invested substantially all of the net proceeds thereof. The public reports filed by IRPT with the SEC do not indicate that IRPT’s board of directors had begun evaluating a listing of its common stock as of June 30, 2015.

Management

The following disclosure replaces the third through seventh paragraphs under the section captioned “Management — Inland Affiliated Companies,” which begins on page 124 of the prospectus.

As of June 30, 2015, Inland affiliates or related parties had raised more than $21 billion from investment product sales to over 490,000 investors, many of whom have invested in more than one product. Inland has sponsored 690 programs, including 673 private limited partnerships, limited liability companies and Delaware statutory trusts, ten public limited partnerships and seven non-listed REITs, as of June 30, 2015.

As of June 30, 2015, Inland affiliates or related parties cumulatively had 1,063 employees, owned properties in forty-three states and managed assets with a book value exceeding $7.5 billion. As of June 30, 2015, Inland was responsible for managing approximately 31.8 million square feet of commercial properties located in forty-three states, as well as 6,315 multi-family units. IREA, another affiliate of IREIC, has extensive experience in acquiring real estate for investment. Over the years, through IREA and other affiliates, Inland has acquired more than 3,400 properties.

As of June 30, 2015, IREIC or its subsidiaries were the general partner of limited partnerships and the general manager of limited liability companies which owned in excess of 544 acres of pre-development land in the Chicago area, as well as over 790,000 square feet of real property.

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Inland Institutional Capital Partners Corporation specializes in identifying institutional joint ventures and large scale investment opportunities for the real estate companies and REITs that are part of The Inland Real Estate Group of Companies, Inc. Since 2005, Inland Institutional Capital Partners has facilitated the completion of transactions with a value in excess of $10.5 billion. Inland Institutional Capital Partners is an SEC registered investment advisor.

Inland Real Estate Advisors, Inc., since 2000, has completed more than $1.28 billion in commercial real estate sales and leases and has been involved in the sale of more than 8,600 multi-family units and the sale and lease of over 140 million square feet of commercial property. As of June 30, 2015, another Inland affiliate, Inland Mortgage Brokerage Corporation, had originated more than $1.25 billion in financing including loans to third parties and affiliated entities. Another affiliate, Inland Commercial Mortgage Corporation, had originated more than $2.05 billion in financing as of June 30, 2015. As of June 30, 2015, Inland Mortgage Servicing Corporation serviced a loan portfolio with a face value equal to approximately $1.6 billion.

Investment Objectives and Policies

The following disclosure replaces the disclosure under the section captioned “Investment Objectives and Policies — The Inland Platform – The Inland Track Record,” which begins on page 151 of the prospectus.

Our Business Manager, an indirect wholly owned subsidiary of IREIC, has the authority, subject to the direction and approval of our board of directors, to make all of our investment decisions. We believe that our Business Manager’s affiliation with Inland, which has more than forty-five years of experience in acquiring and managing real estate assets, will benefit us as we pursue and execute our investment objectives and strategy.

We believe our relationship with Inland provides us with various benefits, including:

•	Sponsor Track Record — Inland has more than forty-five years of experience in acquiring and managing real estate assets. As of June 30, 2015, Inland had sponsored 690 programs, including 673 private limited partnerships, limited liability companies and Delaware statutory trusts, ten public limited partnerships and seven non-listed REITs.
•	Experienced Management Team — Inland’s management team has substantial experience in all aspects of acquiring, owning, managing and operating commercial real estate and other real estate assets across diverse types of real estate assets, as well as a broad range of experience in financing real estate assets. As of June 30, 2015, Inland entities cumulatively owned properties located in forty-three states and managed assets with a book value exceeding $7.5 billion.

•        Expertise with Core Real Estate Assets — Each of the REITs previously sponsored by IREIC, including most recently InvenTrust and Inland Diversified, owned or acquired portfolios that contained core real estate assets during the period in which it was sponsored by IREIC. For example, as of December 31, 2013, the last completed quarter prior to InvenTrust’s internalization, InvenTrust owned, directly or indirectly through joint ventures in which it has a controlling interest, 119 retail properties representing approximately 17.0 million square feet. As of March 31, 2014, the last completed quarter for which Inland Diversified filed financial statements prior to Inland Diversified’s merger with and into a subsidiary of Kite, Inland Diversified owned, directly or indirectly, 83 retail properties totaling 11.5 million square feet. Our management, including Mr. Sabshon, Ms. McGuinness, Ms. Lynch, Ms. Matlin, Mr. Lichterman, Ms. Hrtanek, Mr. Sajdak and Ms. McNeeley, among others, is able to draw on Inland’s expertise in acquiring and managing a diverse portfolio of properties.

•	Seasoned Acquisition Team — IREA and other affiliates of IREIC assist us in identifying potential acquisition opportunities, negotiating contracts related thereto and acquiring real estate assets on our behalf. Since January 2005, the individuals performing services for these entities have closed over 1,900 transactions involving real estate with an aggregate purchase price that exceeds $29 billion.
S-10

•        Strong Industry Relationships — We believe that Inland’s extensive network of industry relationships with the real estate brokerage, development and investor communities enable us to successfully execute our strategies. These relationships augment our ability to identify acquisitions in off-market transactions outside of competitive marketing processes, capitalize on opportunities and capture repeat business and transaction activity. In addition, Inland’s strong relationships with the tenant and leasing brokerage communities aid in attracting and retaining tenants.

•        Centralized Resources — Substantially all of Inland’s skilled personnel, specializing in areas such as real estate management, leasing, marketing, accounting, human resources, cash management, risk management, tax and internal audit, are based at Inland’s corporate headquarters located in a suburb of Chicago.

See “Conflicts of Interest” for a discussion of certain risks and potential disadvantages of our relationship with Inland.

Plan of Distribution

The following information updates the section of the prospectus captioned “Plan of Distribution – Status of the Offering,” which is on page 239 of the prospectus.

Status of the Offering

The following table provides information regarding the total shares sold in our offering as of August 31, 2015.

	Shares	Gross Offering Proceeds ($) (1)	Commissions and Fees ($) (2)	Proceeds To Us, Before Expenses ($) (3)

From our sponsor in connection with our formation:	20,000.000	200,000	—	200,000

Shares sold in the offering:	75,924,580.697	755,545,295	71,467,025	684,078,270

Shares sold pursuant to our distribution reinvestment plan:	1,885,626.357	17,913,449	—	17,913,449

Shares purchased pursuant to our share repurchase program:	(259,551.177)	(2,540,367)	—	(2,540,367)
Total:	77,570,655.877	771,118,377	71,467,025	699,651,352
(1)	Gross proceeds received by us as of the date of this table for shares sold to investors pursuant to accepted subscription agreements.
(2)	Inland Securities Corporation serves as dealer manager of this offering and is entitled to receive selling commissions and certain other fees, as discussed further in our prospectus.
(3)	Organization and offering expenses, excluding commissions, will not exceed 1.5% of the gross offering proceeds. These expenses include registration and filing fees, legal and accounting fees, printing and mailing expenses, bank fees and other administrative expenses.

Periodic Report

On August 13, 2015, we filed with the SEC our Quarterly Report on Form 10-Q for the period ended June 30, 2015, which is attached as Annex A (excluding the exhibits thereto) to this Supplement No. 6.

S-11

ANNEX A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

[x]	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2015
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE TRANSITION PERIOD FROM ____________ TO ____________

COMMISSION FILE NUMBER: 000-55146

Inland Real Estate Income Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	45-3079597
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2901 Butterfield Road, Oak Brook, Illinois	60523
(Address of principal executive offices)	(Zip Code)

630-218-8000

(Registrant’s telephone number, including area code)

______________________________________________________

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to the filing requirements for the past 90 days.    Yes ☑ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes ☑ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☑ Smaller reporting company ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

Yes ☐ No ☑

As of August 7, 2015, there were 75,191,288 shares of the registrant’s common stock, $.001 par value, outstanding.

INLAND REAL ESTATE INCOME TRUST, INC.

TABLE OF CONTENTS

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

CONSOLIDATED BALANCE SHEETS

	June 30, 2015 (unaudited)	December 31, 2014
ASSETS
Assets:
Investment properties:
Land	$167,334,983	$83,250,255
Building and other improvements	596,243,805	331,213,150
Total	763,578,788	414,463,405
Less accumulated depreciation	(14,698,647)	(6,236,688)
Net investment properties	748,880,141	408,226,717
Cash and cash equivalents	79,241,610	105,871,288
Investment in unconsolidated entity	12,959	117,805
Accounts and rents receivable (net of allowance of $246,384 and $9,310, respectively)	3,683,004	1,977,245
Acquired lease intangibles, net	99,690,320	51,691,241
Deferred costs, net	2,602,556	1,694,151
Other assets	4,073,499	1,908,016
Total assets	$938,184,089	$571,486,463

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable	$286,317,579	$186,033,574
Accounts payable and accrued expenses	6,992,436	2,734,288
Distributions payable	3,438,657	2,025,405
Acquired below market lease intangibles, net	34,273,947	18,675,646
Deferred investment property acquisition obligations	1,998,183	3,645,873
Due to related parties	4,618,814	2,693,652
Other liabilities	7,892,745	4,218,671
Total liabilities	345,532,361	220,027,109

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value, 40,000,000 shares authorized, none outstanding	—	—
Common stock, $.001 par value, 1,460,000,000 shares authorized, 71,341,200 and 41,996,913 shares issued and outstanding as of June 30, 2015 and December 31, 2014, respectively	71,341	41,997
Additional paid in capital (net of offering costs of $73,016,861 and $43,565,576 as of June 30, 2015 and December 31, 2014, respectively)	640,680,000	374,607,850
Accumulated distributions and net loss	(46,231,054)	(21,662,711)
Accumulated other comprehensive loss	(1,868,559)	(1,527,782)
Total stockholders’ equity	592,651,728	351,459,354
Total liabilities and stockholders’ equity	$938,184,089	$571,486,463

See accompanying notes to consolidated financial statements.

Inland REAL ESTATE Income Trust, Inc.

(a Maryland Corporation)

CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE LOSS

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Income:
Rental income	$14,816,130	$2,809,217	$24,207,161	$4,218,917
Tenant recovery income	3,413,801	696,954	5,654,691	1,021,362
Other property income	52,028	4,154	91,891	4,154
Total income	18,281,959	3,510,325	29,953,743	5,244,433

Expenses:
Property operating expenses	2,658,859	451,679	4,458,729	675,604
Real estate tax expense	2,097,752	391,364	3,293,278	566,573
General and administrative expenses	1,020,742	359,418	1,755,317	818,026
Acquisition related costs	3,632,230	2,685,875	4,869,076	3,364,079
(Recovery of) business management fee	1,333,702	—	2,190,470	(226,280)
Depreciation and amortization	8,563,035	1,535,850	13,614,875	2,223,013
Total expenses	19,306,320	5,424,186	30,181,745	7,421,015

Operating loss	(1,024,361)	(1,913,861)	(228,002)	(2,176,582)

Interest expense	(2,432,977)	(446,278)	(3,894,294)	(761,683)
Interest and other income	42,593	4,681	104,565	18,317
Equity in earnings (loss) of unconsolidated entity	(85,216)	(7,792)	(104,846)	(7,461)

Net loss	$(3,499,961)	$(2,363,250)	$(4,122,577)	$(2,927,409)

Net loss per common share, basic and diluted	$(0.05)	$(0.18)	$(0.07)	$(0.26)

Weighted average number of common shares outstanding basic and diluted	66,130,000	13,377,773	57,658,129	11,053,602

Comprehensive loss:
Net loss	(3,499,961)	(2,363,250)	(4,122,577)	(2,927,409)
Unrealized income (loss) on derivatives	517,640	(771,965)	(1,249,069)	(771,965)
Reclassification adjustment for amounts recognized in net loss	621,213	—	908,292	—
Comprehensive loss	$(2,361,108)	$(3,135,215)	$(4,463,354)	$(3,699,374)

See accompanying notes to consolidated financial statements.

Inland REAL ESTATE Income Trust, Inc.

(a Maryland Corporation)

CONSOLIDATED STATEMENT OF EQUITY

Six months ended June 30, 2015

(unaudited)

	Number of Shares	Common Stock	Additional Paid in Capital	Accumulated Distributions and Net Loss	Accumulated Other Comprehensive Loss	Total

Balance at January 1, 2015	41,996,913	$41,997	$374,607,850	$(21,662,711)	$(1,527,782)	$351,459,354

Distributions declared	—	—	—	(20,445,766)	—	(20,445,766)
Proceeds from offering	28,651,866	28,652	285,704,227	—	—	285,732,879
Offering costs	—	—	(29,451,285)	—	—	(29,451,285)
Proceeds from distribution reinvestment plan	864,348	864	8,210,436	—	—	8,211,300
Shares repurchased	(171,927)	(172)	(1,698,488)	—	—	(1,698,660)
Discount on shares to related parties	—	—	24,167	—	—	24,167
Unrealized loss on derivatives	—	—	—	—	(1,249,069)	(1,249,069)
Reclassification adjustment for amounts included in net loss	—	—	—	—	908,292	908,292
Sponsor contribution	—	—	3,283,093	—	—	3,283,093
Net loss	—	—	—	(4,122,577)	—	(4,122,577)

Balance at June 30, 2015	71,341,200	$71,341	$640,680,000	$(46,231,054)	$(1,868,559)	$592,651,728

See accompanying notes to consolidated financial statements.

Inland REAL ESTATE Income Trust, Inc.

(a Maryland Corporation)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Six months ended June 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(4,122,577)	$(2,927,409)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	13,614,875	2,223,013
Amortization of loan fees and mortgage premiums, net	(76,044)	62,815
Amortization of acquired above and below market leases, net	(407,748)	14,018
Straight-line rental income	(609,563)	(92,633)
Discount on shares issued to related parties	24,167	40,800
Equity in (earnings) loss of unconsolidated entity	104,846	7,461
Other non-cash adjustments	(183,622)	62,373
Changes in assets and liabilities:
Accounts payable and accrued expenses	1,737,487	375,687
Accounts and rents receivable	(1,096,197)	(514,031)
Due to related parties	3,585,761	2,423,527
Other liabilities	1,608,096	559,979
Other assets	211,738	(13,991)
Net cash flows provided by operating activities	14,391,219	2,221,609

Cash flows from investing activities:
Purchase of investment properties	(339,921,099)	(169,809,390)
Capital expenditures	(532,274)	(15,235)
Payment of leasing fees	(36,470)	—
Other assets and restricted escrows	(852)	(147,904)
Net cash flows used in investing activities	(340,490,695)	(169,972,529)

Cash flows from financing activities:
Proceeds from offering	285,732,879	90,936,430
Proceeds from the distribution reinvestment plan	8,211,300	1,428,012
Share repurchases	(1,698,660)	(37,000)
Payment of offering costs	(29,506,710)	(9,247,078)
Distributions paid	(19,032,514)	(2,849,972)
Sponsor contributions	3,283,093	500,000
Due to related parties	(1,630,000)	—
Deferred investment property acquisition obligation payments	(1,693,465)	(734,122)
Proceeds from mortgages and notes payable	56,940,573	84,969,294
Payment of mortgages and notes payable	(78,742)	—
Payment of loan costs	(1,057,956)	(876,528)
Net cash flows provided by financing activities	299,469,798	164,089,036

Net decrease in cash and cash equivalents	(26,629,678)	(3,661,884)
Cash and cash equivalents at beginning of the period	105,871,288	26,634,384
Cash and cash equivalents, at end of period	$79,241,610	$22,972,500

See accompanying notes to consolidated financial statements.

Inland REAL ESTATE Income Trust, Inc.

(a Maryland Corporation)

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(unaudited)

	Six months ended June 30,
	2015	2014

Supplemental disclosure of cash flow information:
In conjunction with the purchase of investment property,
the Company acquired assets and assumed liabilities as follows:
Land	$84,084,728	$30,420,000
Building and improvements	264,711,542	130,422,518
Acquired in place lease intangibles	42,149,848	13,789,551
Acquired above market lease intangibles	11,727,610	3,148,100
Acquired below market lease intangibles	(16,787,471)	(4,046,725)
Other receivables	791,943	—
Assumption of mortgage debt at acquisition	(40,303,000)	—
Non-cash mortgage premium	(3,430,211)	—
Deferred investment property acquisition obligations	—	(4,109,508)
Assumed liabilities, net	(3,023,890)	185,454
Purchase of investment properties	$339,921,099	$169,809,390

Cash paid for interest	$4,178,804	$625,235

Supplemental schedule of non-cash investing and financing activities:

Distributions payable	$3,438,657	$743,603

Accrued capital expenditures	$82,105	$—

Accrued offering costs payable	$532,786	$385,185

See accompanying notes to consolidated financial statements.

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2015

(unaudited)

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. Readers of this Quarterly Report should refer to the audited consolidated financial statements of Inland Real Estate Income Trust, Inc. (which may be referred to as the “Company,” “we,” “us,” or “our”) for the year ended December 31, 2014, which are included in the Company’s 2014 Annual Report as certain footnote disclosures contained in such audited consolidated financial statements have been omitted from this Quarterly Report. In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for the fair presentation have been included in this Quarterly Report.

(1)    Organization

Inland Real Estate Income Trust, Inc. was formed on August 24, 2011 to acquire and manage a portfolio of commercial real estate investments located in the United States. To date, the Company has focused on acquiring retail properties. The Company entered into a Business Management Agreement with IREIT Business Manager & Advisor, Inc. (the “Business Manager”), an affiliate of Inland Real Estate Investment Corporation (the “Sponsor”), to be the Business Manager to the Company. The Company is authorized to sell up to 150,000,000 shares of common stock at $10 each in an initial public “best efforts” offering (the “Offering”) which commenced on October 18, 2012 and to issue 30,000,000 shares at $9.50 each issuable pursuant to the Company’s distribution reinvestment plan (“DRP”).

The Company provides the following programs to facilitate future investment in the Company’s shares and to provide limited liquidity for stockholders.

The Company provides existing stockholders with the option to purchase additional shares from the Company by automatically reinvesting distributions through the DRP, subject to certain share ownership restrictions. The Company does not pay any selling commissions or the marketing contribution and due diligence expense allowance in connection with the DRP. Shares are currently sold at a price of $9.50 per share.

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

The Company is authorized to purchase shares from stockholders who purchased their shares from the Company or received their shares through a non-cash transfer and who have held their shares for at least one year under the share repurchase program (“SRP”), if requested, if the Company chooses to repurchase them. Subject to funds being available, the Company will limit the number of shares repurchased during any calendar year to 5% of the number of shares outstanding on December 31st of the previous calendar year. Funding for the SRP will come from proceeds the Company receives from the DRP. In the case of repurchases made upon the death of a stockholder or qualifying disability, as defined in the SRP, the Company is authorized to use any funds to complete the repurchase, and neither the one year holding period, the limit regarding funds available from the DRP nor the 5% limit will apply. The SRP will immediately terminate if the Company’s shares become listed for trading on a national securities exchange. In addition, the Company’s board of directors, in its sole direction, may at any time amend, suspend or terminate the SRP.

At June 30, 2015, the Company owned 46 retail properties totaling 4,547,980 square feet. The properties are located in 19 states. At June 30, 2015, the portfolio had a weighted average physical occupancy of 95.4% and economic occupancy of 96.9%. Economic occupancy excludes square footage associated with an earnout component. At the time of acquisition, certain properties have an earnout component to the purchase price, meaning the Company did not pay a portion of the purchase price at closing related to certain vacant spaces, although it may own the entire property. The Company is not obligated to settle this contingent purchase price obligation unless the seller obtains leases for the vacant space within the time limits and parameters set forth in the applicable acquisition agreement.

(2)    Summary of Significant Accounting Policies

General

The accompanying consolidated financial statements have been prepared in accordance with U.S. GAAP and require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Consolidation

The accompanying consolidated financial statements include the accounts of the Company, as well as all wholly owned subsidiaries. Wholly owned subsidiaries generally consist of limited liability companies (“LLCs”). All intercompany balances and transactions have been eliminated in consolidation.

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

Each property is owned by a separate legal entity which maintains its own books and financial records and each entity’s assets are not available to satisfy the liabilities of other affiliated entities, except as otherwise disclosed in note 6.

Partially-Owned Entities

The Company will consolidate the operations of a joint venture if the Company determines that it is either the primary beneficiary of a variable interest entity (“VIE”) or has substantial influence and control of the entity. The primary beneficiary is the party that has the ability to direct the activities that most significantly impact the entity’s economic performance and the obligation to absorb losses and right to receive the returns from the VIE that would be significant to the VIE. There are significant judgments and estimates involved in determining the primary beneficiary of a VIE or the determination of who has control and influence of the entity. When the Company consolidates an entity, the assets, liabilities and results of operations will be included in its consolidated financial statements.

In instances where the Company determines that it is not the primary beneficiary of a VIE or the Company does not control the joint venture but can exercise influence over the entity with respect to its operations and major decisions, the Company will use the equity method of accounting. Under the equity method, the operations of a joint venture will not be consolidated with the Company’s operations but instead its share of operations will be reflected as equity in earnings (loss) of an unconsolidated entity on its consolidated statements of operations and other comprehensive income (loss). Additionally, the Company’s net investment in the joint venture will be reflected as investment in unconsolidated entities as an asset on the consolidated balance sheets.

Offering and Organization Costs

Costs associated with the Offering are deferred and charged against the gross proceeds of the Offering upon the sale of shares. Formation and organizational costs were expensed as incurred.

Cash and Cash Equivalents

The Company considers all demand deposits, money market accounts and all short term investments with a maturity of three months or less, at the date of purchase, to be cash equivalents. The Company maintains its cash and cash equivalents at financial institutions. The account balance may exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance coverage and, as a result, there could be a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. The Company believes that the risk will not be significant, as the Company does not anticipate the financial institutions’ non-performance.

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

Acquisitions

Upon acquisition, the Company determines the total purchase price of each property (note 3), which includes the estimated contingent consideration to be paid or received in future periods, if any. The Company allocates the total purchase price of properties based on the fair value of the tangible and intangible assets acquired and liabilities assumed based on Level 3 inputs, such as comparable sales values, discount rates, capitalization rates, revenue and expense growth rates and lease-up assumptions, from a third party appraisal or other market sources.

Certain of the Company’s properties included earnout components to the purchase price, meaning the Company did not pay a portion of the purchase price of the property at closing, although the Company owns the entire property. The Company is not obligated to settle the contingent portion of the purchase price unless space which was vacant at the time of acquisition is later leased by the seller within the time limits and parameters set forth in the related acquisition agreements. The earnout payments are based on a predetermined formula applied to rental income received. The earnout agreements have a limited obligation period from the date of acquisition, as defined. If at the end of the time period certain space has not been leased, occupied and rent producing, the Company will have no further obligation to pay additional purchase price consideration and will retain ownership of that entire property. Based on its best estimate, the Company has recorded a liability for the potential future earnout payments using estimated fair value at the date of acquisition using Level 3 inputs including market rents ranging from $8.00 to $28.00 per square foot, probability of occupancy ranging from 10% to 100% based on leasing activity and utilizing a discount rate of 8.00% to 9.25%. The Company has recorded this earnout amount as additional purchase price of the related property and as a liability included in deferred investment property acquisition obligations on the accompanying consolidated balance sheets. The liability increases as the anticipated payment date draws near based on a present value; such increases in the liability are recorded as amortization expense on the accompanying consolidated statements of operations and other comprehensive loss. The Company records changes in the underlying liability assumptions to acquisition related costs on the accompanying consolidated statements of operations and other comprehensive loss.

The portion of the purchase price allocated to acquired above market lease value and acquired below market lease value are amortized on a straight-line basis over the term of the related lease as an adjustment to rental income. For below market lease values, the amortization period includes any renewal periods with fixed rate renewals. Amortization pertaining to the above market lease value of $521,842 and $87,711 for the three months ended June 30, 2015 and 2014, respectively, and $781,422 and $108,747 for the six months ended June 30, 2015 and 2014, respectively, was recorded as a reduction to rental income. Amortization pertaining to the below market lease value of $742,328 and $71,429 for the three months ended June 30, 2015 and 2014, respectively, and $1,189,170 and $94,729 for the six months ended June 30, 2015 and 2014 respectively was recorded as an increase to rental income.

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

The portion of the purchase price allocated to acquired in-place lease value is amortized on a straight-line basis over the acquired leases’ weighted average remaining term. The Company incurred amortization expense pertaining to acquired in-place lease intangibles of $3,225,991 and $431,422 for the three months ended June 30, 2015 and 2014, respectively, and $5,096,958 and $595,228 for the six months ended June 30, 2015 and 2014, respectively.

The portion of the purchase price allocated to customer relationship value is amortized on a straight-line basis over the weighted-average remaining lease term. As of June 30, 2015, no amount has been allocated to customer relationship value.

The following table summarizes the Company’s identified intangible assets and liabilities as of June 30, 2015 and December 31, 2014:

	June 30, 2015	December 31, 2014
Intangible assets:
Acquired in-place lease value	$90,997,933	$48,848,084
Acquired above market lease value	17,302,468	5,574,858
Accumulated amortization	(8,610,081)	(2,731,701)
Acquired lease intangibles, net	$99,690,320	$51,691,241

Intangible liabilities:
Acquired below market lease value	$35,957,952	$19,170,481
Accumulated amortization	(1,684,005)	(494,835)
Acquired below market lease intangibles, net	$34,273,947	$18,675,646

As of June 30, 2015, the weighted average amortization periods for acquired in-place lease, above market lease intangibles and below market lease intangibles are 9, 11 and 17 years, respectively.

Estimated amortization of the respective intangible lease assets and liabilities as of June 30, 2015 for each of the five succeeding years and thereafter is as follows:

	Acquired In-Place Leases	Above Market Leases	Below Market Leases

2015 (remainder of year)	$6,475,622	$1,168,682	$(1,430,402)
2016	12,772,151	2,298,216	(2,790,667)
2017	12,191,622	2,111,739	(2,645,560)
2018	11,292,788	1,738,589	(2,493,947)
2019	9,986,562	1,358,562	(2,376,280)
Thereafter	30,861,439	7,434,348	(22,537,091)
Total	$83,580,184	$16,110,136	$(34,273,947)

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

Impairment of Investment Properties

The Company assesses the carrying values of its respective long-lived assets whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be fully recoverable. Recoverability of the assets is measured by comparison of the carrying amount of the asset to the estimated future undiscounted cash flows. In order to review its assets for recoverability, the Company considers current market conditions, as well as its intent with respect to holding or disposing of the asset. If the Company’s analysis indicates that the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, the Company recognizes an impairment charge for the amount by which the carrying value exceeds the current estimated fair value of the real estate property. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values and third party appraisals, where considered necessary (Level 3 inputs).

The Company estimates the future undiscounted cash flows based on management’s intent as follows: (i) for real estate properties that the Company intends to hold long-term, including land held for development, properties currently under development and operating buildings, recoverability is assessed based on the estimated future net rental income from operating the property and termination value; and (ii) for real estate properties that the Company intends to sell, including land parcels, properties currently under development and operating buildings, recoverability is assessed based on estimated proceeds from disposition that are estimated based on future net rental income of the property and expected market capitalization rates.

The use of projected future cash flows is based on assumptions that are consistent with our estimates of future expectations and the strategic plan the Company uses to manage its underlying business. However, assumptions and estimates about future cash flows, including comparable sales values, discount rates, capitalization rates, revenue and expense growth rates and lease-up assumptions which impact the discounted cash flow approach to determining value are complex and subjective. Changes in economic and operating conditions and the Company’s ultimate investment intent that occur subsequent to the impairment analysis could impact these assumptions and result in future impairment charges of the real estate properties.

During the six months ended June 30, 2015 and 2014, the Company incurred no impairment charges.

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

Capitalization and Depreciation

Real estate acquisitions are recorded at cost less accumulated depreciation. Improvement and betterment costs are capitalized, and ordinary repairs and maintenance are expensed as incurred.

Transactional costs in connection with the acquisition of real estate properties and businesses are expensed as incurred.

Depreciation expense is computed using the straight-line method. Building and improvements are depreciated based upon estimated useful lives of 30 years and 5-15 years for furniture, fixtures and equipment and site improvements.

Tenant improvements are amortized on a straight-line basis over the shorter of the life of the asset or the term of the related lease as a component of depreciation and amortization expense. Leasing fees are amortized on a straight-line basis over the term of the related lease as a component of depreciation and amortization expense.

Cost capitalization and the estimate of useful lives require judgment and include significant estimates that can and do change.

Depreciation expense was $5,315,708 and $1,054,454 for the three months ended June 30, 2015 and 2014, respectively, and $8,463,134 and $1,553,568 for the six months ended June 30, 2015 and 2014, respectively.

Deferred Loan Fees

Direct financing costs are deferred and amortized on a straight-line basis, which approximates the effective interest method, over the term, or anticipated repayment date, of the related agreements as a component of interest expense.

Fair Value Measurements

The Company has estimated fair value using available market information and valuation methodologies the Company believes to be appropriate for these purposes. Considerable judgment and a high degree of subjectivity are involved in developing these estimates and, accordingly, they are not necessarily indicative of amounts that would be realized upon disposition.

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

The Company defines fair value based on the price that it believes would be received upon sale of an asset or the exit price that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value. The fair value hierarchy consists of three broad levels, which are described below:

Level 1 −	Quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

Level 2 −	Observable inputs, other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 −	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

Revenue Recognition

The Company commences revenue recognition on its leases based on a number of factors. In most cases, revenue recognition under a lease begins when the lessee takes possession of, or controls the physical use of, the leased asset. Generally, this occurs on the lease commencement date. The determination of who is the owner, for accounting purposes, of the tenant improvements determines the nature of the leased asset and when revenue recognition under a lease begins. If the Company is the owner, for accounting purposes, of the tenant improvements, then the leased asset is the finished space and revenue recognition begins when the lessee takes possession of the finished space, typically when the improvements are substantially complete. If the Company concludes it is not the owner, for accounting purposes, of the tenant improvements (the lessee is the owner), then the leased asset is the unimproved space and any tenant improvement allowances funded by the Company under the lease are treated as lease incentives which reduce revenue recognized over the term of the lease. In these circumstances, the Company begins revenue recognition when the lessee takes possession of the unimproved space for the lessee to construct their own improvements. The Company considers a number of different factors to evaluate whether it or the lessee is the owner of the tenant improvements for accounting purposes. The determination of who owns the tenant improvements, for accounting purposes, is subject to significant judgment.

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

Rental income is recognized on a straight-line basis over the term of each lease. The difference between rental income earned on a straight-line basis and the cash rent due under the provisions of the lease agreements is recorded as deferred rent receivable and is included as a component of accounts and rents receivable in the accompanying consolidated balance sheets. Due to the impact of the straight-line basis, rental income generally will be greater than the cash collected in the early years and will decrease in the later years of a lease. The Company periodically reviews the collectability of outstanding receivables. Allowances are taken for those balances that the Company deems to be uncollectible, including any amounts relating to straight-line rent receivables.

Reimbursements from tenants for recoverable real estate tax and operating expenses are accrued as revenue in the period the applicable expenses are incurred. The Company makes certain assumptions and judgments in estimating the reimbursements at the end of each reporting period. The Company does not expect the actual results to materially differ from the estimated reimbursement.

The Company records lease termination income if there is a signed termination agreement, all of the conditions of the agreement have been met, the tenant is no longer occupying the property and amounts due are considered collectible. Upon early lease termination, the Company provides for gains or losses related to unrecovered intangibles and other assets.

As a lessor, the Company defers the recognition of contingent rental income, such as percentage rent, until the specified target that triggered the contingent rental income is achieved.

REIT Status

The Company has qualified and elected to be taxed as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, for federal income tax purposes commencing with the tax year ended December 31, 2013. As a result, the Company generally will not be subject to federal income tax on taxable income that is distributed to stockholders. A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distributes at least 90% of its taxable income (subject to certain adjustments) to its stockholders. The Company will monitor the business and transactions that may potentially impact its REIT status. If the Company fails to qualify as a REIT in any taxable year, without the benefit of certain relief provisions, the Company will be subject to federal (including any applicable alternative minimum tax) and state income tax on its taxable income at regular corporate tax rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income, property or net worth and federal income and excise taxes on its undistributed income.

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

Derivatives

The Company uses derivative instruments, such as interest rate swaps, primarily to manage exposure to interest rate risks inherent in variable rate debt. The Company may also enter into forward starting swaps or treasury lock agreements to set the effective interest rate on a planned fixed-rate financing. The Company’s interest rate swaps involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. In a forward starting swap or treasury lock agreement that the Company cash settles in anticipation of a fixed rate financing or refinancing, the Company will receive or pay an amount equal to the present value of future cash flow payments based on the difference between the contract rate and market rate on the settlement date. The Company does not use derivatives for trading or speculative purposes and currently does not have any derivatives that are not designated as hedging instruments under the accounting requirements for derivatives and hedging.

Recent Accounting Pronouncements

In April 2015, the Financial Accounting Standards Board (the “FASB”) issued ASU No. 2015-03, Interest - Imputation of Interest. The ASU requires that debt issuance costs be deducted from the carrying value of the financial liability and not recorded as separate assets, classified as deferred financing costs. The ASU is effective for public entities for financial statements issued for fiscal years beginning after December 15, 2015. Early adoption is permitted for financial statements that have not been previously issued and will be applied on a retrospective basis. The Company does not expect adoption of this ASU to have a material impact on its consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The new standard is effective for the Company on January 1, 2018 with early application permitted. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is evaluating the effect that ASU No. 2014-09 will have on its consolidated financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting.

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

(3)    Acquisitions

2015 Acquisitions

Date Acquired		Property Name	Location	Property Type	Square Footage	Purchase Price
1st Quarter
1/29/15		Shoppes at Lake Park	West Valley City, UT	Multi-Tenant Retail	52,997	$11,559,841
2/19/15		Plaza at Prairie Ridge	Pleasant Prairie, WI	Multi-Tenant Retail	9,035	3,400,000
3/13/15		Green Tree Center	Katy, TX	Multi-Tenant Retail	147,658	26,244,094
3/16/15		Eastside Junction	Athens, AL	Multi-Tenant Retail	79,700	12,277,570
3/16/15		Fairgrounds Crossing	Hot Springs, AR	Multi-Tenant Retail	155,127	29,196,970
3/16/15		Prattville Town Center	Prattville, AL	Multi-Tenant Retail	168,842	33,328,788
3/16/15		Regal Court	Shreveport, LA	Multi-Tenant Retail	363,174	50,363,636
3/16/15		Shops at Hawk Ridge	St. Louis, MO	Multi-Tenant Retail	75,951	12,721,273
3/16/15		Walgreens Plaza	Jacksonville, NC	Multi-Tenant Retail	42,219	13,662,883
3/16/15		Whispering Ridge	Omaha, NE	Multi-Tenant Retail	69,676	15,802,934
3/31/15	(a)	Frisco Marketplace	Frisco, TX	Multi-Tenant Retail	112,024	11,040,000

2nd Quarter
4/08/15		White City	Shrewsbury, MA	Multi-Tenant Retail	257,080	96,750,000
4/21/15		Treasure Valley	Nampa, ID	Multi-Tenant Retail	112,259	15,200,000
4/28/15		Yorkville Marketplace	Yorkville, IL	Multi-Tenant Retail	111,591	24,500,000
5/27/15		Shoppes at Market Pointe	Papillion, NE	Multi-Tenant Retail	253,903	27,200,000
					2,011,236	$383,247,989

(a)	4,481 square feet of Frisco Marketplace was acquired on April 1, 2015 for $2,080,000.

During the six months ended June 30, 2015, the Company acquired, through its wholly owned subsidiaries, the 15 properties listed above and financed a portion of these acquisitions by borrowing or assuming $89,703,000 in mortgage debt.

The Company incurred $3,632,230 and $2,685,875 during the three months ended June 30, 2015 and 2014, respectively, and $4,869,076 and $3,364,079 during the six months ended June 30, 2015 and 2014, respectively, of acquisition, dead deal and transaction related costs, including changes to initial assumptions related to deferred investment property acquisition obligations that were recorded in acquisition related costs in the consolidated statements of operations and other comprehensive loss related to both closed and potential transactions. These costs include third party due diligence costs such as appraisals, environmental studies, and legal fees as well as acquisition fees and time and travel expense reimbursements to the Sponsor and its affiliates. For the six months ended June 30, 2015, the Business Manager permanently waived acquisition fees of $2,510,311.

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

For properties acquired during the six months ended June 30, 2015, the Company recorded revenue of $8,699,840 and property net income of $1,723,830 which excludes expensed acquisition related costs.

The following table presents certain additional information regarding the Company’s acquisitions during the six months ended June 30, 2015. The amounts recognized for major assets acquired and liabilities assumed as of the acquisition date are as follows:

Property Name	Land	Buildings and Improvements	Acquired Lease Intangibles	Acquired Below Market Lease Intangibles	Fair Value Adjustment Related to Mortgages and Notes Payable
Shoppes at Lake Park	$2,285,329	$8,527,124	$1,533,026	$(785,638)	$—
Plaza at Prairie Ridge	617,750	2,305,250	477,000	—	—
Green Tree Center	7,218,223	17,845,531	2,722,977	(1,542,637)	—
Eastside Junction	2,411,050	8,392,647	1,857,856	(115,673)	(268,310)
Fairgrounds Crossing	6,069,189	22,637,229	3,740,116	(2,221,606)	(1,027,958)
Prattville Town Center	5,336,025	27,647,623	3,870,875	(1,848,235)	(1,677,500)
Regal Court	5,873,044	41,180,744	5,117,369	(1,807,521)	—
Shops at Hawk Ridge	1,328,963	10,340,784	1,990,000	(938,474)	—
Walgreens Plaza	2,623,676	9,682,997	1,943,899	(131,246)	(456,443)
Whispering Ridge	4,120,870	10,417,915	1,464,614	(200,465)	—
Frisco Marketplace	6,618,086	3,315,132	1,235,382	(128,600)	—
White City	18,960,948	70,423,249	13,764,443	(6,398,640)	—
Treasure Valley	3,132,693	9,679,824	2,564,904	(177,421)	—
Yorkville Marketplace *	4,989,623	13,927,912	4,942,733	(152,211)	—
Shoppes at Market Pointe	12,499,259	8,387,581	6,652,264	(339,104)	—
	$84,084,728	$264,711,542	$53,877,458	$(16,787,471)	$(3,430,211)

*Purchase price included $791,943 for other assets.

The following condensed pro forma consolidated financial statements for the three and six months ended June 30, 2015 and 2014 include pro forma adjustments related to the acquisitions and financing during 2015 which were made for the acquisition of Shoppes at Lake Park, Plaza at Prairie Ridge, Green Tree Center, Eastside Junction, Fairgrounds Crossing, Prattville Town Center, Regal Court, Shops at Hawk Ridge, Walgreens Plaza, Whispering Ridge, Frisco Marketplace, White City, Treasure Valley, Yorkville Marketplace and Shoppes at Market Pointe which are presented assuming the acquisition occurred on January 1, 2014.

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

The following condensed pro forma financial information is not necessarily indicative of what the actual results of operations of the Company would have been assuming the 2015 acquisitions had been consummated as of January 1, 2014, nor does it purport to represent the results of operations for future periods.

	For the three months ended June 30, 2015
	Historical	Pro Forma Adjustments (unaudited)	As Adjusted (unaudited)
Total income	$18,281,959	785,244	19,067,203
Net income (loss)	$(3,499,961)	3,603,571	103,610

Net loss per common share, basic and diluted	$(0.05)		—

Weighted average number of common shares outstanding, basic and diluted	66,130,000		71,341,200

	For the three months ended June 30, 2014
	Historical	Pro Forma Adjustments (unaudited)	As Adjusted (unaudited)
Total income	$3,510,325	$8,138,057	11,648,382
Net income (loss)	$(2,363,250)	$2,816,155	452,905

Net loss per common share, basic and diluted	$(0.18)		0.01

Weighted average number of common shares outstanding, basic and diluted	13,377,773		71,341,200

The pro forma information for the three months ended June 30, 2015 and 2014 was adjusted to exclude $3,885,893 and $0, respectively, of acquisition related costs recorded during such periods.

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

	For the six months ended June 30, 2015
	Historical	Pro Forma Adjustments (unaudited)	As Adjusted (unaudited)
Total income	$29,953,743	4,379,062	34,332,805
Net income (loss)	$(4,122,577)	5,600,688	1,478,111

Net loss per common share, basic and diluted	$(0.07)		0.02

Weighted average number of common shares outstanding, basic and diluted	57,658,129		71,341,200

	For the six months ended June 30, 2014
	Historical	Pro Forma Adjustments (unaudited)	As Adjusted (unaudited)
Total income	$5,244,433	16,276,113	21,520,546
Net income (loss)	$(2,927,409)	1,311,438	(1,615,971)

Net loss per common share, basic and diluted	$(0.26)		(0.02)

Weighted average number of common shares outstanding, basic and diluted	11,053,602		71,341,200

The pro forma information for the six months ended June 30, 2015 and 2014 was adjusted to exclude $4,320,872 and include $4,320,872, respectively, of acquisition related costs recorded during such periods.

 INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

The following condensed pro forma consolidated financial statements for the three and six months ended June 30, 2014 include pro forma adjustments related to the acquisitions and financings during 2014 which are presented assuming the acquisition occurred on January 1, 2013. The pro forma financial information below is not necessarily indicative of what the actual results of operations of the Company would have been assuming the 2014 acquisitions had been consummated as of January 1, 2013, nor does it purport to represent the results of operations for future periods.

	For the three months ended June 30, 2014
	Historical	Pro Forma Adjustments (unaudited)	As Adjusted (unaudited)
Total income	$3,510,325	$7,013,384	10,523,709
Net income (loss)	$(2,363,250)	$3,429,976	1,066,726

Net loss per common share, basic and diluted	$(0.18)		0.01

Weighted average number of common shares outstanding, basic and diluted	13,377,773		71,341,200

	For the six months ended June 30, 2014
	Historical	Pro Forma Adjustments (unaudited)	As Adjusted (unaudited)
Total income	$5,244,433	$15,835,276	21,079,709
Net income (loss)	$(2,927,409)	$5,156,970	2,229,561

Net loss per common share, basic and diluted	$(0.26)		0.03

Weighted average number of common shares outstanding, basic and diluted	11,053,602		71,341,200

The pro forma information for the three and six months ended June 30, 2014 was adjusted to exclude $2,690,946 and $3,387,688, respectively, of acquisition related costs recorded during such periods.

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

(4)    Investment in Unconsolidated Entity

The Company is a member of a limited liability company formed as an insurance association captive (the “Insurance Captive”), which is wholly-owned by the Company, Inland Real Estate Corporation, InvenTrust Properties Corp. (formerly known as Inland American Real Estate Trust, Inc.) and Retail Properties of America, Inc., and serviced by an affiliate of the Business Manager, Inland Risk and Insurance Management Services, Inc. This entity is considered a variable interest entity as defined in U.S. GAAP and the Company is not considered to be the primary beneficiary; however, the Company can exercise significant influence. Therefore, this investment is accounted for utilizing the equity method of accounting. The Company’s risk of loss is limited to its investment and the Company is not required to fund additional capital to the entity. Effective June 30, 2014, Inland Diversified Real Estate Trust, Inc. withdrew from the Insurance Captive. Although still a member, effective December 1, 2014, Retail Properties of America, Inc. terminated its future participation in the Insurance Captive.

The Company entered into an agreement and paid $100,000 in exchange for a membership interest in the Insurance Captive. The Company’s share of net income from its investment is based on the ratio of each member’s premium contribution to the venture. The Company was allocated income (loss) of $(85,216) and $(7,792) for the three months ended June 30, 2015 and 2014, respectively, and $(104,846) and $(7,461) for the six months ended June 30, 2015 and 2014, respectively.

(5)    Operating Leases

Minimum lease payments to be received under operating leases, including ground leases, as of June 30, 2015 for the years indicated, assuming no expiring leases are renewed, are as follows:

Minimum Lease Payments

2015 (remainder of year)	$28,698,556
2016	54,923,888
2017	50,609,426
2018	45,367,831
2019	37,206,885
Thereafter	193,733,902
Total	$410,540,488

The remaining lease terms range from less than 1 year to 22 years. Most of the revenue from the Company’s properties consists of rents received under long-term operating leases. Some leases require the tenant to pay fixed base rent paid monthly in advance, and to reimburse the Company for the tenant’s pro rata share of certain operating expenses including real estate taxes, special assessments, insurance, utilities, common area maintenance, management fees, and certain building repairs paid by the Company and recoverable under the terms of the lease. Under these leases, the Company pays all expenses and is reimbursed by the tenant for the tenant’s pro rata share of recoverable expenses paid.

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

Certain other tenants are subject to net leases which provide that the tenant is responsible for fixed base rent as well as all costs and expenses associated with occupancy. Under net leases where all expenses are paid directly by the tenant rather than the landlord, such expenses are not included in the consolidated statements of operations and other comprehensive loss. Under leases where all expenses are paid by the Company, subject to reimbursement by the tenant, the expenses are included within property operating expenses and reimbursements are included in tenant recovery income on the consolidated statements of operations and other comprehensive loss.

(6)     Mortgages and Notes Payable

As of June 30, 2015 and December 31, 2014, the Company had the following mortgages and notes payable outstanding:

Property Name	Stated Interest Rate Per Annum	Principal Balance at June 30, 2015	Principal Balance at December 31, 2014	Maturity Date	Notes
Dollar General Portfolio Phase I - five properties	4.313%	$3,340,450	$3,340,450	May 1, 2027	(a)

Dollar General Portfolio Phase II - seven properties	4.347%	4,140,000	4,140,000	October 1, 2027	(b)

Wedgewood Commons Shopping Center	1 month LIBOR + 1.90%	15,259,894	15,259,894	December 23, 2018	(c)

North Hills Square	1 month LIBOR + 1.80%	5,525,000	5,525,000	March 28, 2019	(c)

Mansfield Pointe	1 month LIBOR + 1.80%	14,200,000	14,200,000	May 7, 2019	(c)

Park Avenue Shopping Center	1 month LIBOR + 1.75%	11,683,793	11,683,793	May 8, 2019	(c)

Lakeside Crossing	1 month LIBOR + 1.95%	9,910,189	8,483,751	May 22, 2019	(c)

Dogwood Festival	1 month LIBOR + 1.75%	24,351,750	24,351,750	July 1, 2019	(c)

MidTowne Shopping Center	1 month LIBOR + 1.95%	20,725,000	20,725,000	July 5, 2019	(c)

Pick N Save Center	1 month LIBOR + 1.60%	9,561,280	9,561,280	July 31, 2019	(c)

The Shoppes at Branson Hills & Branson Hills Plaza	1 month LIBOR + 1.75%	20,240,000	20,240,000	December 15, 2019	(c)

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

Property Name	Stated Interest Rate Per Annum	Principal Balance at June 30, 2015	Principal Balance at December 31, 2014	Maturity Date	Notes
The Shoppes at Branson Hills – Kohl’s	5.95%	6,481,251	6,532,795	November 11, 2017

Branson Hills Plaza – TJ Maxx	5.78%	2,978,042	3,005,240	May 11, 2016

Harvest Square	4.65%	6,800,000	6,800,000	January 1, 2022

Shoppes at Prairie Ridge	1 month LIBOR + 1.75%	15,591,445	15,591,445	December 15, 2019	(c)

Fox Point Plaza	1 month LIBOR + 1.85%	10,836,530	10,836,530	December 15, 2019	(c)

Heritage Square	5.10%	4,460,000	4,460,000	July 1, 2021

Dixie Valley	1 month LIBOR + 1.60%	6,114,135	–	March 1, 2022	(c)(d)

Eastside Junction	4.60%	6,270,000	–	June 1, 2022	(e)

Fairgrounds Crossing	5.2075%	13,453,000	–	October 6, 2021	(f)

Prattville Town Center	5.475%	15,930,000	–	May 1, 2021	(g)

Walgreens Plaza	5.304%	4,650,000	–	July 1, 2021	(h)

White City	1 month LIBOR + 1.50%	49,400,000	–	April 7, 2022	(c)(i)

		$281,901,759	$184,736,928		(j)

(a)	The loan is secured by cross-collateralized first mortgages on the five properties.
(b)	The loan is secured by cross-collateralized first mortgages on the seven properties.
(c)	The 1 month LIBOR rate at June 30, 2015 was 0.19%.
(d)	The loan requires monthly payments of interest only until March 1, 2022 when all principal and unpaid interest is due. The loan may be prepaid in whole or in part, at par. The Company entered into a swap which fixed the interest rate at 3.62%.
(e)	The loan was assumed at closing and requires monthly payments of interest only until June 2017. Thereafter, monthly principal and interest payments of $32,143 are due until maturity when all principal and unpaid interest is due. The loan may be prepaid in whole, at par, beginning March 2022.

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

(f)	The loan was assumed at closing and requires monthly payments of interest only until October 6, 2021 when all principal and unpaid interest is due. The loan may be prepaid in whole beginning July 6, 2021, at par.
(g)	The loan was assumed at closing and requires monthly payments of interest only until May 1, 2021 when all principal and unpaid interest is due. The loan may be prepaid in whole or in part beginning February 1, 2021, at par.
(h)	The loan was assumed at closing and requires monthly payments of interest only until July 1, 2021 when all principal and unpaid interest is due. The loan may be prepaid in whole beginning April 1, 2021, at par.
(i)	The loan requires monthly payments of interest only until May 2020. Thereafter, monthly payments of principal and interest are based upon a 30 year amortization schedule. The loan matures on April 7, 2022 when the remaining principal plus all accrued and unpaid interest is due. The loan may be prepaid in whole, at par at any time. The Company entered into a swap which fixed the interest rate at 3.24%.
(j)	Excludes mortgage premiums, net of accumulated amortization of $4,415,820 and $1,296,646 as of June 30, 2015 and December 31, 2014, respectively.

The Company had a weighted average stated interest rate of 3.66% per annum at June 30, 2015, which includes the effects of interest rate swaps. All of the Company’s mortgage loans are secured by first mortgages on the respective real estate assets or are guaranteed by the Sponsor. No fees were paid in connection with any guarantees issued by the Sponsor.

The mortgage loans require compliance with certain covenants, such as debt service ratios, investment restrictions and distribution limitations. As of June 30, 2015, all of the mortgages were current in payments and the Company was in compliance with such covenants.

The following table shows the scheduled maturities of mortgages and notes payable as of June 30, 2015 for the next five years and thereafter:

	Mortgages and Notes Payable (1)	Weighted Average Interest Rate

2015	$–	–
2016	2,978,042	5.78%
2017	6,481,251	5.95%
2018	15,259,894	2.09%
2019	142,624,987	3.26%
Thereafter	114,557,585	4.19%
Total	$281,901,759

(1)	Excludes mortgage premiums, net of accumulated amortization associated with debt assumed at acquisition of $4,415,820.

The Company estimates the fair value of its total debt by discounting the future cash flows of each instrument at rates currently offered for similar debt instruments of comparable maturities by the Company’s lenders using Level 3 inputs. The carrying value of the Company’s mortgage debt was $281,901,759 and $184,736,928 as of June 30, 2015 and December 31, 2014, respectively, and its estimated fair value was $283,000,000 and $185,260,000 as of June 30, 2015 and December 31, 2014, respectively.

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

Interest Rate Swap Agreements

The Company entered into interest rate swaps to fix certain of its floating LIBOR based debt under variable rate loans to a fixed rate to manage its risk exposure to interest rate fluctuations. The Company will generally match the maturity of the underlying variable rate debt with the maturity date on the interest swap. For the three and six months ended June 30, 2015 and 2014, the Company recorded interest expense of $(99,241) and $32,217 and $(169,145) and $71,430, respectively, related to interest rate swaps.

The following table summarizes the Company’s interest rate swap contracts outstanding as of June 30, 2015.

Date Entered	Effective Date	Maturity Date	Pay Fixed Rate	Receive Floating Rate Index	Notional Amount	Fair Value at June 30, 2015
March 28, 2014	March 1, 2015	March 28, 2019	2.22%	1 month LIBOR	$5,525,000	$(182,187)
May 8, 2014	May 5, 2015	May 7, 2019	2.10%	1 month LIBOR	14,200,000	(402,483)
May 23, 2014	May 1, 2015	May 22, 2019	2.00%	1 month LIBOR	8,483,751	(206,429)
June 6, 2014	June 1, 2015	May 8, 2019	2.15%	1 month LIBOR	11,683,793	(353,128)
June 26, 2014	July 5, 2015	July 5, 2019	2.11%	1 month LIBOR	20,725,000	(577,960)
June 27, 2014	July 1, 2014	July 1, 2019	1.85%	1 month LIBOR	24,351,750	(439,538)
July 31, 2014	July 31, 2014	July 31, 2019	1.94%	1 month LIBOR	9,561,280	(204,306)
December 16, 2014	December 16, 2014	June 22, 2016	1.97%	1 month LIBOR	13,358,984	(207,404)
December 16, 2014	December 16, 2014	October 21, 2016	1.50%	1 month LIBOR	10,836,530	(140,625)
December 16, 2014	December 16, 2014	May 9, 2017	1.13%	1 month LIBOR	10,150,000	(80,061)
February 11, 2015	March 2, 2015	March 1, 2022	2.02%	1 month LIBOR	6,114,135	9,043
April 7, 2015	April 7, 2015	April 7, 2022	1.74%	1 month LIBOR	49,400,000	524,106
				Total	$184,390,223	$(2,260,972)

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

The table below presents the fair value of the Company’s cash flow hedges as well as their classification on the consolidated balance sheets as of June 30, 2015 and December 31, 2014.

	June 30, 2015		December 31, 2014
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as cash flow hedges:
Interest rate swaps	Other liabilities	$2,260,972	Other liabilities	$2,089,340

The table below presents the effect of the Company’s derivative financial instruments on the consolidated statements of operations and other comprehensive loss (“OCL”) for the three and six months ended June 30, 2015 and 2014.

	Three months ended June 30		Six months ended June 30
Derivatives in Cash Flow Hedging Relationships	2015	2014	2015	2014
Amount of Loss Recognized in OCL on Derivative (Effective Portion)	$517,640	$(771,965)	$(1,249,069)	$(771,965)
Amount of Loss Reclassified from Accumulated OCL into Income (Effective Portion)	$621,213	$–	$908,292	$–
Amount of Loss Recognized in Income on Derivative (Ineffective Portion)	$545	$(190)	$1,631	$(190)

	Three months ended June 30		Six months ended June 30
Derivatives Not Designated as Hedging Instruments	2015	2014	2015	2014
Amount of Loss Recognized in Income on Derivative (Ineffective Portion)	$(99,786)	$(32,027)	$(170,776)	$(71,240)

(7)    Fair Value Financial Instruments

In some instances, certain of the Company’s assets and liabilities are required to be measured or disclosed at fair value according to a fair value hierarchy pursuant to relevant accounting literature. This hierarchy ranks the quality and reliability of the inputs used to determine fair values, which are then classified and disclosed in one of three categories. The fair value hierarchy consists of three broad levels, which are described within note 2.

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

Assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value assets and liabilities and their classifications within the fair value hierarchy levels.

For assets and liabilities measured at fair value on a recurring basis, quantitative disclosure of the fair value for each major category of assets and liabilities is presented below:

	Fair Value Measurements at June 30, 2015
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Description
Derivative interest rate instruments	$–	$(2,260,972)	$–
Total liabilities	$–	$(2,260,972)	$–

The fair value of derivative instruments was estimated based on data observed in the forward yield curve which is widely observed in the marketplace. The Company also incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the counterparty's nonperformance risk in the fair value measurements which utilizes Level 3 inputs, such as estimates of current credit spreads. The Company has determined that the credit valuation adjustments are not significant to the overall valuation of its derivative and therefore has classified this in Level 2 of the hierarchy.

(8)    Income Tax

The Company had no uncertain tax positions as of June 30, 2015 and December 31, 2014. The Company expects no significant increases or decreases in uncertain tax positions due to changes in tax positions within one year of June 30, 2015. The Company has no interest or penalties relating to income taxes recognized in the consolidated statements of operations and other comprehensive loss for the three months and six months ended June 30, 2015 and 2014. As of June 30, 2015, returns for the calendar years 2014, 2013, 2012 and 2011 remain subject to examination by U.S. and various state and local tax jurisdictions.

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

(9)    Distributions

The Company currently pays distributions based on daily record dates, payable in arrears the following month. The distributions that the Company currently pays are equal to a daily amount of $0.001643836, per share based upon a 365-day period. During the three months ended June 30, 2015 and 2014, the Company paid distributions of $9,282,460 and 1,772,653, respectively, and declared distributions totaling $9,893,259 and $2,001,051, respectively. During the six months ended June 30, 2015 and June 30, 2014, the Company paid distributions of $19,032,514 and $2,849,972, respectively, and declared distributions totaling $20,445,766 and $3,288,712, respectively.

(10)    Earnings (Loss) per Share

Basic earnings (loss) per share (“EPS”) are computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period (the “common shares”). Diluted EPS is computed by dividing net income (loss) by the common shares plus potential common shares issuable upon exercising options or other contracts. As of June 30, 2015 and 2014, the Company did not have any dilutive common share equivalents outstanding.

(11)    Commitments and Contingencies

The acquisition of certain of the Company’s properties included an earnout component to the purchase price. The maximum potential earnout payment was $3,057,964 at June 30, 2015.

The table below presents the change in the Company’s earnout liability for the six months ended June 30, 2015 and 2014.

	For the six months ended June 30,
	2015	2014
Earnout liability-beginning of period	$3,645,873	$723,237
Increases:
Acquisitions	—	4,109,508
Amortization expense	54,783	74,217
Decreases:
Earnout payments	(1,727,719)	(734,122)
Other:
Adjustments to acquisition related costs	25,246	(9,057)
Earnout liability – end of period	$1,998,183	$4,163,783

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

The Company may be subject, from time to time, to various legal proceedings and claims that arise in the ordinary course of business. While the resolution of these matters cannot be predicted with certainty, management believes, based on currently available information, that the final outcome of such matters will not have a material adverse effect on the consolidated financial statements of the Company.

(12)    Segment Reporting

The Company has one reportable segment, retail real estate, as defined by U.S. GAAP for the six months ended June 30, 2015 and 2014.

Concentration of credit risk with respect to accounts receivable currently exists due to the small number of tenants currently comprising the Company's rental revenue. The concentration of revenues for these tenants increases the Company's risk associated with nonpayment by these tenants. In an effort to reduce risk, the Company performs ongoing credit evaluations of its larger tenants.

For the six months ended June 30, 2015, approximately 6.4% of the Company’s rental revenue was generated by three locations leased to Roundy’s Supermarkets, Inc.

(13)    Transactions with Related Parties

The Company is party to an agreement with an LLC formed as an insurance association captive which is wholly-owned by the Company, Inland Real Estate Corporation, InvenTrust Properties Corp. and Retail Properties of America, Inc. The entity is included in the Company’s disclosure of Investment in Unconsolidated Entity (note 4) and is included in investment in unconsolidated entity in the accompanying consolidated balance sheets.

The Company owns 1,000 shares of common stock in The Inland Real Estate Group of Companies, Inc. with a recorded value of $1,000 at June 30, 2015 and December 31, 2014. This amount is included in other assets in the accompanying consolidated balance sheets.

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

The following table summarizes the Company’s related party transactions for three and six months ended June 30, 2015 and 2014. Certain compensation and fees payable to the Business Manager for services to be provided to the Company are limited to maximum amounts.

		Three months ended June 30,		Six months ended June 30,		Amount Unpaid as of
		2015	2014	2015	2014	June 30, 2015	December 31, 2014
General and administra- tive reimbursements	(a)	$425,641	$72,175	$568,734	$164,062	$192,220	$137,988
Affiliate share purchase discounts	(b)	9,356	22,256	24,167	40,800	—	—
Total general and administrative expenses		$434,997	$94,431	$592,901	$204,862	$192,220	$137,988

Acquisition related costs		$659,775	$178,703	$757,826	$253,989	$423,872	$156,961
Acquisition fees		2,488,950	2,041,713	3,267,687	2,557,976	2,488,950	—
Total acquisition related costs	(c)	$3,148,725	$2,220,416	$4,025,513	$2,811,965	$2,912,822	$156,961

Offering costs	(d)	11,023,835	4,917,471	27,904,526	8,798,957	180,070	210,469
Sponsor non-interest bearing advances	(e)	—	—	—	—	—	1,630,000
Real estate management fees	(f)	710,840	120,554	1,132,209	178,766	—	—
(Recovery of) business management fees	(g)	1,333,702	—	2,190,470	(226,280)	1,333,702	558,234
Sponsor contribution	(h)	—	500,000	3,283,093	500,000	—	—

(a)	The Business Manager and its related parties are entitled to reimbursement for certain general and administrative expenses of the Business Manager and its related parties relating to the Company’s administration. Such costs are included in general and administrative expenses in the accompanying consolidated statements of operations and other comprehensive loss. Unpaid amounts are included in due to related parties in the accompanying consolidated balance sheets.

(b)	The Company established a discount stock purchase policy for related parties and related parties of the Business Manager that enables the related parties to purchase shares of common stock at $9.00 per share. The Company sold 24,167 and 40,800 shares to related parties during the six months ended June 30, 2015 and 2014, respectively.

(c)	The Company pays the Business Manager or its affiliates a fee equal to 1.5% of the “contract purchase price,” as defined, of each asset acquired. The Business Manager and its related parties are also reimbursed for acquisition and transaction related costs of the Business Manager and its related parties relating to the Company’s acquisition of real estate assets, regardless of whether the Company acquires the real estate assets, subject to limits, as defined. Such costs are included in acquisition related costs in the accompanying consolidated statements of operations and other comprehensive loss. Unpaid amounts are included in due to related parties in the accompanying consolidated balance sheets. For the six months ended June 30, 2015, the Business Manager permanently waived acquisition fees of $2,510,311.

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

(d)	A related party of the Business Manager receives selling commissions equal to 7.0% of the sale price for each share sold and a marketing contribution equal to 3.0% of the gross offering proceeds from shares sold, the majority of which is re-allowed (paid) to third party soliciting dealers. The Company also reimburses a related party of the Business Manager and the soliciting dealers for bona fide, out-of-pocket itemized and detailed due diligence expenses in amounts up to 0.5% of the gross offering proceeds. The expenses will be reimbursed from amounts paid or re-allowed to these entities as a marketing contribution. The Company will reimburse the Sponsor, its affiliates and third parties for costs and other expenses of the Offering that they pay on the Company’s behalf, in an amount not to exceed 1.5% of the gross offering proceeds from shares sold in the “best efforts” offering. The Company does not pay selling commissions or the marketing contribution or reimburse issuer costs in connection with shares of common stock issued through the distribution reinvestment plan. Offering costs are offset against the stockholders’ equity accounts. Unpaid amounts are included in due to related parties in the accompanying consolidated balance sheets.

(e)	As of December 31, 2014, the Sponsor advanced $1,630,000 to pay offering and organizational costs, all of which has been repaid at June 30, 2015.

(f)	For each property that is managed by Inland National Real Estate Services, LLC, or its affiliates, collectively the Real Estate Managers, the Company pays a monthly real estate management fee of up to 1.9% of the gross income from any single-tenant, net-leased property, and up to 3.9% of the gross income from any other property type. Each Real Estate Manager will determine, in its sole discretion, the amount of the fee with respect to a particular property, subject to the limitations. For each property that is managed directly by one of the Real Estate Managers or its affiliates, the Company will pay the Real Estate Manager a separate leasing fee based upon prevailing market rates applicable to the geographic market of that property. Further, in the event that the Company engages its Real Estate Managers to provide construction management services for a property, the Company will pay a separate construction management fee based upon prevailing market rates applicable to the geographic market of the project. For the six months ended June 30, 2015, the Company incurred $19,416 in construction management fees which are included in Building and other improvements on the consolidated balance sheets. The Company also reimburses each Real Estate Manager and its affiliates for property-level expenses that they pay or incur on the Company’s behalf, including the salaries, bonuses and benefits of persons performing services for the Real Estate Managers and their affiliates except for the salaries, bonuses and benefits of persons who also serve as an executive officer of any of the Real Estate Managers. Real estate management fees and reimbursable expenses are included in property operating expenses in the accompanying consolidated statements of operations and other comprehensive loss.

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

(g)	The Company pays the Business Manager an annual business management fee equal to 0.65% of its “average invested assets,” as defined in the business management agreement, payable quarterly in an amount equal to 0.1625% of its average invested assets as of the last day of the immediately preceding quarter. “Average invested assets” means, for any period, the average of the aggregate book value of the Company’s assets, including all intangibles and goodwill, invested, directly or indirectly, in equity interests in, and loans secured by, properties, as well as amounts invested in securities and consolidated and unconsolidated joint ventures or other partnerships, before reserves for amortization and depreciation or bad debts, impairments or other similar non-cash reserves, computed by taking the average of these values at the end of each month during the relevant calendar quarter. For the six months ended June 30, 2014, the Business Manager was entitled to a business management fee in the amount equal to $433,410, which was permanently waived. The Business Manager also permanently waived business management fees of $226,280 incurred for the year ended December 31, 2013 during this period. No fees were waived for the six months ended June 30, 2015.

(h)	For the six months ended June 30, 2015 and 2014, the Sponsor contributed $3,283,093 and $500,000, respectively, to the Company. Our Sponsor has not received, and will not receive, any additional shares of our common stock for making this contribution. There is no assurance that our Sponsor will continue to contribute any additional monies.

(14)    Subsequent Events

The board of directors of the Company declared distributions payable to stockholders of record each day beginning on the close of business on July 1, 2015 through the close of business on September 30, 2015. Distributions were declared in a daily amount equal to $0.001643836 per share, based upon a 365-day period, which equates to $0.60 or a 6% annualized rate based on a purchase price of $10.00 per share. Distributions were paid monthly in arrears, as follows:

•	In July 2015, total distributions declared for the month of June 2015 were paid in the amount equal to $3,438,657, including $1,837,200 which was reinvested through the Company’s DRP, resulting in the issuance of an additional 193,389 shares of common stock.

•	In August 2015, total distributions declared for the month of July 2015 were paid in the amount equal to $3,718,218, including $1,989,965 which was reinvested through the Company’s DRP, resulting in the issuance of an additional 209,470 shares of common stock.

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

The following table provides information regarding the total shares sold in our offering as of August 7, 2015:

	Shares	Gross Offering Proceeds ($) (1)	Commissions and Fees ($) (2)	Proceeds to Us, Before Expenses ($) (3)
From our Sponsor in connection with our formation:	20,000.000	200,000	–	200,000
Shares sold in the offering:	73,508,806.136	731,497,388	69,198,194	662,299,194
Shares sold pursuant to our distribution reinvestment plan:	1,885,626.357	17,760,685	–	17,760,685
Shares purchased pursuant to our share repurchase program:	(223,144.717)	(2,182,392)	–	(2,182,392)
Total:	75,191,287.776	747,275,681	69,198,194	678,077,487

(1)	Gross proceeds received by us as of the date of this table for shares sold to investors pursuant to accepted subscription agreements.
(2)	Inland Securities Corporation serves as dealer manager of the Offering and is entitled to receive selling commissions and certain other fees, as discussed further in the prospectus for the “best efforts” offering dated April 28, 2015 as the same may be supplemented from time to time.
(3)	Organization and offering expenses, excluding commissions, will not exceed 1.5% of the gross offering proceeds. These expenses include registration and filing fees, legal and accounting fees, printing and mailing expenses, bank fees and other administrative expenses.

Item 2.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

Certain statements in this Quarterly Report on Form 10-Q constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Words such as “may,” “could,” “should,” “expect,” “intend,” “plan,” “goal,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “variables,” “potential,” “continue,” “expand,” “maintain,” “create,” “strategies,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions, are intended to identify forward-looking statements.

These forward-looking statements are not historical facts but reflect the intent, belief or current expectations of the management of Inland Real Estate Income Trust, Inc. (which we refer to herein as the “Company,” “we,” “our” or “us”) based on their knowledge and understanding of the business and industry, the economy and other future conditions. These statements are not guarantees of future performance, and we caution stockholders not to place undue reliance on forward-looking statements. Actual results may differ materially from those expressed or forecasted in the forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to the factors listed and described under “Risk Factors” in this Quarterly Report on Form 10-Q and in our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission on March 30, 2015, and factors described below:

•	We may not be able to raise capital sufficient to achieve our investment objectives;
•	We have a limited operating history and the prior performance of programs sponsored by Inland Real Estate Investment Corporation (our “Sponsor”) should not be used to predict our future results;
•	Market disruptions may adversely impact many aspects of our operating results and operating condition;
•	We may suffer from delays in selecting, acquiring and developing suitable assets;
•	To date, we have not generated sufficient cash flow from operations to pay distributions, and, therefore, we have paid, and may continue to pay, distributions from the net proceeds of our “best efforts” offering, which will reduce the amount of cash available to be invested in assets, negatively impact the value of our stockholders’ investment and be dilutive to our stockholders;
•	We have incurred net losses on a U.S. GAAP basis for the six months ended June 30, 2015 and 2014, and there is no assurance that we will become profitable or generate positive cash flow from operations;
•	There is no established public trading market for our shares, our stockholders may not be able to sell their shares under our share repurchase program and, if our stockholders are able to sell their shares under the program, or otherwise, they may not be able to recover the amount of their investment in our shares;
•	Our charter generally allows us to borrow up to 300% of our net assets, equivalent to 75% of the costs of our assets;
•	Our Sponsor may face a conflict of interest in allocating personnel and resources between its affiliates and our Business Manager and our Real Estate Managers;
•	We do not have arm’s-length agreements with our Business Manager, our Real Estate Managers or any other affiliates of our Sponsor;
•	We pay significant fees to our Business Manager, Real Estate Managers and other affiliates of our Sponsor;
•	Our Business Manager and its affiliates will face conflicts of interest caused by their compensation arrangements with us, which could result in actions that are not in the long-term best interests of our stockholders;

•	Our properties may compete with the properties owned by other programs sponsored by our Sponsor or Inland Private Capital Corporation for, among other things, tenants;
•	Our Business Manager is under no obligation, and may not agree, to forgo or defer its business management fee or any acquisition fee; and
•	If we fail to continue to qualify as a REIT, our operations and distributions to stockholders will be adversely affected.

Forward-looking statements in this Quarterly Report on Form 10-Q reflect our management’s view only as of the date of this Quarterly Report, and may ultimately prove to be incorrect or false. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results. We intend for these forward-looking statements to be covered by the applicable safe harbor provisions created by Section 27A of the Securities Act and Section 21E of the Exchange Act.

The following discussion and analysis relates to the three and six months ended June 30, 2015 and 2014 and as of June 30, 2015 and December 31, 2014. You should read the following discussion and analysis along with our consolidated financial statements and the related notes included in this report.

Overview

We are an externally managed Maryland corporation formed in August 2011 to acquire a portfolio of commercial real estate located throughout the United States. We are managed by our business manager, IREIT Business Manager & Advisor, Inc., referred to herein as our “Business Manager.” While we may acquire retail properties, office buildings, multi-family properties and industrial/distribution and warehouse facilities, within these property types, we focus primarily on “core” real estate assets. To date, we have focused on acquiring retail properties. We will continue to focus on retail properties unless and until the returns from other properties exceed those that we believe are available from investing in retail.

Core real estate assets are those assets that typically satisfy some, but not necessarily all, of the following criteria:

▪	properties located within major regional markets or accelerating secondary markets;

▪	properties with above-market occupancy rates, with leases that provide for market rental rates and that have staggered maturity dates; and

▪	properties that have anchor tenants with strong credit ratings.

Core real estate assets also typically generate predictable, steady cash flow and have a lower risk profile than non-core real estate assets. We have purchased single-tenant, net-leased retail properties and may continue to purchase single-tenant, net-leased properties within any of the four property types listed above.  We may purchase existing or newly-constructed properties as well as properties that are under development or construction, including those where development has not commenced. In addition, in all cases, we may acquire properties directly, by purchasing the property, also known as a “fee interest,” or through joint ventures, including joint ventures in which we do not own a controlling interest. We also may invest in real estate-related equity securities of both publicly traded and private real estate companies, as well as commercial mortgage-backed securities.

On October 18, 2012 we commenced our initial public offering, referred to herein as the “Offering.” We are offering 150,000,000 shares of our common stock at a price of $10.00 per share on a “best efforts” basis through Inland Securities Corporation, or “Inland Securities,” our dealer manager, a wholly owned subsidiary of our Sponsor. “Best efforts” means that Inland Securities is not obligated to purchase any specific number or dollar amount of shares. We also are currently offering up to 30,000,000 shares of our common stock at a price of $9.50 per share to stockholders who elect to participate in our distribution reinvestment plan (“DRP”). In each case, the offering price was determined by our board of directors. We qualified and elected to be taxed as a REIT commencing with the tax year ended December 31, 2013 for federal income tax purposes.

At June 30, 2015, we owned 46 retail properties, totaling approximately 4.5 million square feet. At June 30, 2015, our portfolio had weighted average physical and economic occupancy of 95.4% and 96.9%, respectively. Economic occupancy excludes square footage associated with an earnout component. At the time of acquisition, some properties were subject to an earnout component to the purchase price, meaning we did not pay a portion of the purchase price at closing related to certain vacant spaces, although we own the entire property. We are not obligated to pay this contingent purchase price unless the seller obtains leases for the vacant space within the time limits and parameters set forth in the acquisition agreement. As of June 30, 2015 and 2014, annualized base rent per square foot averaged $17.56 and $17.75, respectively, for all properties owned. Annualized base rent is calculated by annualizing the current, in-place monthly base rent for leases, including any tenant concessions, such as rent abatement or allowances, which may have been granted and excluding ground lease square footage.

Market Outlook

At the July 2015, Federal Open Market Committee meeting of the Federal Reserve Board (“Federal Reserve”), the Federal Reserve “reaffirmed its view that the current zero to ¼ percent target range for the federal funds rate remains appropriate.” The Federal Reserve noted continued improvements in the labor markets and noted that inflation has continued to decline below its longer-run objective of two percent. It also suggested “that, with appropriate policy accommodation, economic activity will expand at a moderate pace.” The Federal Reserve indicated that the inflation rate is expected to remain at its current level in the near term and expect it to gradually rise.

The Federal Reserve has not provided any clear indication as to when it will raise the federal funds rate and it maintained its previous position on the timing of any potential increase. It noted it would be appropriate to raise the federal funds rate when there are further improvements in the labor market and are confident inflation will move to its objective of two percent. However, the Federal Reserve noted it will continue to assess progress as it advances to its objective of “maximum employment and two percent inflation.”

Real estate pricing is generally influenced by, among other things, market interest rates. However, the movements are not simultaneous and pricing generally lags behind interest rate adjustments for a period of time. Since part of our business strategy is to utilize debt to finance a portion of our real estate assets, we may be challenged in finding appropriately priced real estate in the event of a rapidly rising interest rate environment.

Today’s economic environment continues to be characterized by historically low interest rates which has contributed to decreased capitalization rates for commercial properties. Although the economic recovery has been mild, we continue to believe the economy is moving from recovery status toward an expansionary cycle. Industry trends are also favorable. According to an article published in the Wall Street Journal on July 6, 2015, average vacancy at U.S. strip centers held steady in the second quarter of 2015 at 10.1%, unchanged from the first quarter of 2015, and average rents inched slightly higher by 0.5%, the measure’s 15th consecutive gain. These statistics continue to emphasize the negotiating power of a landlord. The Wall Street Journal article also noted the lack of new retail real estate development is keeping competition for tenants to a minimum (Wall Street Journal. July 6, 2015). While tenants had pricing power over property owners, we believe we have reached an inflection point where that pricing power related to tenant leases will return to the property owner due to supply and demand considerations.

Our management team continues to believe that we can produce better risk adjusted returns by investing in multi-tenant necessity-based retail shopping centers than other types of commercial real estate. Multi-tenant retail assets tend to be relatively stable, yet they allow for growth opportunities in a recovering market. A needs-based shopping center is usually anchored by a supermarket that draws patrons to the property along with a number of supporting tenants in smaller shop space. The anchor generally has a long-term lease providing stable cash flow to the property. All of the properties purchased during 2015 were multi-tenant retail properties.

Our general experience tells us that a period of economic expansion can translate into rising rental rates and consequently, increases in the net operating income (“NOI”) of a property, particularly at multi-tenant retail properties due to a higher instance of lease roll-over as the smaller tenants typically have shorter leases (usually between 3-5 years). In comparison to properties with longer leases, this provides significantly more opportunities to capture increases in rental rates and NOI at a rate above inflation. By capturing NOI growth rates above inflation, real value is added to a property. As of June 30, 2015, we own 13 single-tenant properties and 33 multi-tenant properties with average lease expirations of 14 years and 8 years, respectively.

In addition we believe that:

•	Multi-tenant necessity-based retail real estate is generally recession resilient and has historically outperformed other asset classes.
•	Grocery-anchored shopping centers tend to be resilient to internet sales and can weather changes in consumer sentiment.
•	If we begin to experience inflation, multi-tenant retail real estate can act as a hedge because of the expected ability to increase rents at a pace that keeps up with inflation.

Although retail was slower than other property types to rebound from the recession, we believe the delayed recovery provides us with an ideal opportunity to acquire properties at attractive capitalization or “cap” rates.

Although our investment mandate allows us to acquire single tenant properties along with any core property in the four types of commercial real estate described in our prospectus, given what we believe is a compelling case as outlined above, our focus has been and will primarily continue to be on the acquisition of grocery-anchored shopping centers falling generally into the category of neighborhood retail centers.

We may also evaluate power, regional and super-regional centers along with lifestyle centers. Neighborhood centers ranging in size from 30,000 to 150,000 square feet typically feature retailers that provide need-based items and are usually anchored by grocery stores, drug stores, discount department stores, apparel stores and electronics stores. We believe neighborhood centers generally produce stable cash flows from tenants who typically experience relatively consistent demand for their goods and services.

Liquidity and Capital Resources

General

Our principal demand for funds is to acquire real estate assets, to pay operating and offering expenses, to pay interest on our outstanding indebtedness, to pay distributions to our stockholders and to fund our Share Repurchase Program (“SRP”).  We generally seek to fund our cash needs for items other than asset acquisitions and offering costs from operations. Our cash needs for acquisitions are funded primarily from the sale of our shares, including those offered for sale through our DRP, as well as financing obtained concurrent with an acquisition or in the future. There may be a delay between the sale of our shares and our purchase of assets, which could result in a delay in generating returns, if any, from our investment operations. Our Business Manager and Inland Real Estate Acquisitions, Inc. evaluate potential acquisitions and engage in negotiations with sellers and lenders on our behalf. Pending investment in real estate assets, we may decide to invest proceeds from the Offering in certain investments that could yield lower returns than those earned on real estate assets.

Potential future sources of liquidity include proceeds from the Offering and DRP, proceeds from secured or unsecured financings from banks or other lenders and proceeds from the sale of assets.  If necessary, we may use financings or other sources of liquidity (capital) in the event of unforeseen significant capital expenditures.

We continue to work on establishing a credit facility (line of credit) with a major financial institution and are in the process of finalizing all of the documentation needed to close this agreement.  We expect to close on this line of credit in the very near future. Although we may enter into a credit facility agreement, our financing strategy will remain consistent with recent acquisitions. Management expects overall debt to be at approximately 50% of the purchase price of the properties, including any proceeds from a credit facility. However, there can be no assurance we will be able to enter into a credit facility agreement with any financial institution on economic terms which would be acceptable to us.

From our formation through June 30, 2015, our liquidity needs have primarily been to purchase 46 retail properties, to pay operating, organization and offering costs and to pay distributions. During the six months ended June 30, 2015, we funded the purchase of 15 retail properties with mortgage debt of approximately $89.7 million and proceeds from the Offering of $293.5 million.

As of June 30, 2015, we had total debt outstanding of approximately $281.9 million, excluding mortgage premiums, net of accumulated amortization, which bore interest at a weighted average interest rate of 3.66% per annum, of which approximately $3.0 million is due in 2016, $6.5 million is due in 2017, $15.3 million is due in 2018, $142.6 million is due in 2019 and the remaining amount of approximately $114.5 million is due after 2019. As of June 30, 2015 and December 31, 2014, our borrowings were 34% and 42%, respectively, of the purchase price of our properties.

Cash Flow Analysis

	For the six months ended June 30,
	2015	2014
Net cash flows provided by operating activities	$14,391,219	$2,221,609
Net cash flows used in investing activities	$(340,490,695)	$(169,972,529)
Net cash flows provided by financing activities	$299,469,798	$164,089,036

Cash provided by operating activities was $14,391,219 and $2,221,609 for the six months ended June 30, 2015 and 2014, respectively. For the six months ended June 30, 2015 and 2014, funds generated from rental and tenant recovery income were offset primarily by property operating, interest, acquisition and general and administrative expenses. The increase from 2014 to 2015 is due to the growth of our real estate portfolio.

Cash used in investing activities was $340,490,695 and $169,972,529 for the six months ended June 30, 2015 and 2014, respectively. During the first six months of 2015, we paid $339,921,099 for 15 shopping centers, funded $532,274 in capital expenditures and paid $36,470 in leasing fees. During the six months ended June 30, 2014, we paid $169,809,390 for six shopping centers, paid $15,235 in capital expenditures at our properties and funded $147,904 for other assets and a required lender held replacement escrow.

Cash provided by financing activities was $299,469,798 and $164,089,036 for the six months ended June 30, 2015 and 2014, respectively. During the six months ended June 30, 2015, we generated proceeds from the sale of shares, net of offering costs paid, of $256,226,169, proceeds from the DRP of $8,211,300, paid distributions of $19,032,514 and funded share repurchases of $1,698,660. We also generated $56,940,573 in loan proceeds, paid $1,057,956 in loan costs, funded principal payments on debt of $78,742, paid $1,630,000 to related parties for offering and organizational costs, and received a contribution of capital from our Sponsor of $3,283,093. During the six months ended June 30, 2014, we generated proceeds from the sale of shares, net of offering costs paid, of $81,689,352 and proceeds from the DRP of $1,428,012, paid distributions of $2,849,972, funded share repurchases of $37,000 and funded $734,122 in deferred investment property acquisition obligation payments for an earnout closing at Wedgewood Commons. We also generated $84,969,294 in loan proceeds, paid $876,528 in loan costs and received a capital contribution from our Sponsor of $500,000.

A summary of the distributions declared, distributions paid and cash flows provided by operations for the six months ended June 30, 2015 and 2014 follows:

Six Months Ended June 30,	Distribu- tions Declared	Distributions Declared Per Share (1)	Cash	Reinvested via DRP	Total (2)	Cash Flows From Operations	Net Offering Proceeds (3) (4)

2015	$20,445,766	$0.35	$10,821,214	$8,211,300	$19,032,514	$14,391,219	$256,226,169
2014	$3,288,712	$0.30	$1,421,960	$1,428,012	$2,849,972	$2,221,609	$81,689,352

(1)	Assumes a share was issued and outstanding each day during the period. Per share amounts are based on weighted average number of common shares outstanding.
(2)	On February 19, 2015, our Sponsor contributed $3,283,093 to our capital. For U.S. GAAP purposes, these monies have been treated as a contribution of capital from our Sponsor, although our Sponsor has not received, and will not receive, any additional shares of our common stock for this contribution. This contribution is treated as taxable income to us.
(3)	A portion of distributions paid for the six months ended June 30, 2015 and 2014 were paid from the net proceeds of our “best efforts” offering.
(4)	The Offering commenced on October 18, 2012.

Results of operations

The following discussions are based on our consolidated financial statements for the three and six months ended June 30, 2015 and 2014.

These sections describe and compare our results of operations for the three and six months ended June 30, 2015 and 2014. We generate almost all of our net operating income from property operations. In order to evaluate our overall portfolio, management analyzes the net operating income of properties that we have owned and operated for both periods presented, in their entirety, referred to herein as “same store” properties. By evaluating the property net operating income of our "same store" properties, management is able to monitor the operations of our existing properties for comparable periods to measure the performance of our current portfolio and determine the effects of our new acquisitions on net income.

Comparison of the three months ended June 30, 2015 and 2014

A total of 16 of our 46 investment properties were acquired on or before April 1, 2014 and represent our “same store” properties during the three months ended June 30, 2015 and 2014. “Non-same store,” as reflected in the table below, includes properties acquired after April 1, 2014. For the three months ended June 30, 2015, 30 properties were included in non-same store and for the three months ended June 30, 2014, four properties were included in non-same store. The following table presents the property net operating income broken out between same store and non-same store, prior to straight-line rental income, amortization of lease intangibles, interest, and depreciation and amortization for the three months ended June 30, 2015 and 2014, along with a reconciliation to net loss, calculated in accordance with U.S. GAAP.

	Three months ended June 30,
	2015	2014
Rental and tenant recovery income:
“Same store” investment properties, 16 properties
Rental income	$1,780,619	$1,736,514
Tenant recovery income	433,533	424,127
Other property income (expense)	14,945	(750)
“Non-same store” investment properties
Rental income	12,400,543	1,041,879
Tenant recovery income	2,980,268	272,827
Other property income	37,083	4,904
Total property income	$17,646,991	$3,479,501

Property operating expenses:
“Same store” investment properties
Property operating expenses	$334,069	$290,245
Real estate tax expense	253,655	233,172
“Non-same store” investment properties
Property operating expenses	2,324,790	161,434
Real estate tax expense	1,844,097	158,192
Total property operating expenses	$4,756,611	$843,043

Property net operating income
“Same store” investment properties	$1,641,373	$1,636,474
“Non-same store” investment properties	11,249,007	999,984
Total property net operating income	$12,890,380	$2,636,458

Other income:
Straight-line rental income	$414,482	$47,106
Amortization of lease intangibles, net	220,486	(16,282)
Interest and other income	42,593	4,681
Equity in earnings (loss) of unconsolidated entity	(85,216)	(7,792)

Other expense:
General and administrative expenses	1,020,742	359,418
Acquisition related expenses	3,632,230	2,685,875
Depreciation and amortization	8,563,035	1,535,850
(Recovery of) business management fee	1,333,702	—
Interest expense	2,432,977	446,278
Net loss	$(3,499,961)	$(2,363,250)

Total property net operating income. On a “same store” basis, comparing the results of operations of investment properties owned during the three months ended June 30, 2015, with the results of the same investment properties owned during the three months ended June 30, 2014, property net operating income increased $4,899, total property income increased $69,206 and total property operating expenses including real estate tax expense increased $64,307 for the three months ended June 30, 2015, as compared to the three months ended June 30, 2014.

The increase in “same store” total property income is primarily due to scheduled rent increases, an earnout closing mid-2014 and higher total property operating expenses which led to higher tenant recovery income. The increase in total property expenses is primarily due to an increase in real estate tax expense and an increase in repairs and maintenance expense during the three months ended June 30, 2015 as compared to the three months ended June 30, 2014.

“Non-same store” total property net operating income increased $10,249,023 for the three months ended June 30, 2015, as compared to the three months ended June 30, 2014. The increase is a result of acquiring 30 retail properties after April 1, 2014. On a “non-same store” basis, total property income increased $14,098,284 and total property operating expenses increased $3,849,261 during the three months ended June 30, 2015 as a result of these acquisitions.

Other income. Other income increased $564,632 for the three months ended June 30, 2015 compared to the three months ended June 30, 2014. This increase is due to the acquisition of investment properties throughout 2014 and 2015, which increased straight-line rental income by $367,376 and amortization of lease intangibles, net by $236,768. The increase is also due to an increase in interest income of $37,912 as a result of increased cash available to invest due to an increase in offering proceeds offset by a decrease of $77,424 in equity in earnings (loss) of unconsolidated entity.

Other expense. Other expense increased $11,955,265 for the three months ended June 30, 2015, as compared to the three months ended June 30, 2014. The increase is primarily due to an increase in depreciation and amortization, interest expense, business management fees and acquisition related expenses.

Depreciation and amortization increased $7,027,185 for the three months ended June 30, 2015, as compared to the three months ended June 30, 2014. This increase is due to the acquisition of 30 retail properties after April 1, 2014.

Interest expense increased $1,986,699 for the three months ended June 30, 2015 compared to the three months ended June 30, 2014. The increase is due to the financing of 19 properties after April 1, 2014.

Business management fees increased $1,333,702 for the three months ended June 30, 2015 compared to the three months ended June 30, 2014. For the three months ended June 30, 2014, the Business Manager was entitled to a business management fee in the amount equal to $293,892, which was permanently waived.

Acquisition related expenses increased $946,355 for the three months ended June 30, 2015 compared to the three months ended June 30, 2014. These expenses include acquisition, dead deal and transaction related costs and relate to both closed and potential transactions. These costs include third party due diligence costs such as appraisals, environmental studies, and legal fees as well as acquisition fees and time and travel expense reimbursements to the Sponsor and its affiliates. The increase for the three months ended June 30, 2015 is due to an increase in acquisition activity during 2015.

Comparison of the six months ended June 30, 2015 and 2014

A total of 14 of our 46 investment properties were acquired on or before January 1, 2014 and represent our “same store” properties during the six months ended June 30, 2015 and 2014. “Non-same store,” as reflected in the table below, includes properties acquired after January 1, 2014. For the six months ended June 30, 2015, 32 properties were included in non-same store and for the six months ended June 30, 2014, six properties were included in non-same store. The following table presents the property net operating income broken out between same store and non-same store, prior to straight-line rental income, amortization of lease intangibles, interest, and depreciation and amortization for the six months ended June 30, 2015 and 2014, along with a reconciliation to net loss, calculated in accordance with U.S. GAAP.

	Six months ended June 30,
	2015	2014
Rental and tenant recovery income:
“Same store” investment properties, 14 properties
Rental income	$2,384,489	$2,287,784
Tenant recovery income	474,953	462,552
“Non-same store” investment properties
Rental income	20,805,361	1,852,518
Tenant recovery income	5,179,738	558,810
Other property income	91,891	4,154
Total property income	$28,936,432	$5,165,818

Property operating expenses:
“Same store” investment properties
Property operating expenses	$337,704	$313,487
Real estate tax expense	283,444	269,426
“Non-same store” investment properties
Property operating expenses	4,121,025	362,117
Real estate tax expense	3,009,834	297,147
Total property operating expenses	$7,752,007	$1,242,177

Property net operating income
“Same store” investment properties	$2,238,294	$2,167,423
“Non-same store” investment properties	18,946,131	1,756,218
Total property net operating income	$21,184,425	$3,923,641

Other income:
Straight-line rental income	$609,563	$92,633
Amortization of lease intangibles, net	407,748	(14,018)
Interest and other income	104,565	18,317
Equity in earnings (loss) of unconsolidated entity	(104,846)	(7,461)

Other expense:
General and administrative expenses	1,755,317	818,026
Acquisition related expenses	4,869,076	3,364,079
Depreciation and amortization	13,614,875	2,223,013
(Recovery of) business management fee	2,190,470	(226,280)
Interest expense	3,894,294	761,683
Net loss	$(4,122,577)	$(2,927,409)

Total property net operating income. On a “same store” basis, comparing the results of operations of investment properties owned during the six months ended June 30, 2015, with the results of the same investment properties owned during the six months ended June 30, 2014, property net operating income increased $70,871, total property income increased $109,106 and total property operating expenses including real estate tax expense increased $38,235 for the six months ended June 30, 2015, as compared to the six months ended June 30, 2014.

The increase in “same store” total property income is primarily due to scheduled rent increases, an earnout closing mid-2014 and higher total property operating expenses which led to higher tenant recovery income.  The increase in total property expenses is primarily due to an increase in real estate tax expense and an increase in repairs and maintenance expense during the six months ended June 30, 2015 as compared to the six months ended June 30, 2014.

“Non-same store” total property net operating income increased $17,189,913 for the six months ended June 30, 2015, as compared to the six months ended June 30, 2014. The increase is a result of acquiring 32 retail properties after January 1, 2014. On a “non-same store” basis, total property income increased $23,661,508 and total property operating expenses increased $6,471,595 during the six months ended June 30, 2015 as a result of these acquisitions.

Other income. Other income increased $927,559 for the six months ended June 30, 2015 compared to the six months ended June 30, 2014. This increase is due to the acquisition of investment properties throughout 2014 and 2015, which increased straight-line rental income by $516,930 and amortization of lease intangibles, net by $421,766. The increase is also due to an increase in interest income of $86,248 as a result of increased cash available to invest due to an increase in offering proceeds offset by a decrease of $97,385 in equity in earnings (loss) of unconsolidated entity.

Other expense. Other expense increased $19,383,511 for the six months ended June 30, 2015, as compared to the six months ended June 30, 2014. The increase is primarily due to an increase in depreciation and amortization, interest expense, business management fees and acquisition related expenses.

Depreciation and amortization increased $11,391,862 for the six months ended June 30, 2015, as compared to the six months ended June 30, 2014. This increase is due to the acquisition of 32 retail properties after January 1, 2014.

Interest expense increased $3,132,611 for the six months ended June 30, 2015 compared to the six months ended June 30, 2014. The increase is due to the financing of 20 properties after January 1, 2014.

Business management fees increased $2,416,750 for the six months ended June 30, 2015 compared to the six months ended June 30, 2014. For the six months ended June 30, 2014, the Business Manager was entitled to a business management fee in the amount equal to $433,410, which was permanently waived. During the six months ended June 30, 2014, the Business Manager also permanently waived business management fees of $226,280 incurred for the year ended December 31, 2013.

Acquisition related expenses increased $1,504,997 for the six months ended June 30, 2015 compared to the six months ended June 30, 2014. These expenses include acquisition, dead deal and transaction related costs and relate to both closed and potential transactions. These costs include third party due diligence costs such as appraisals, environmental studies, and legal fees as well as acquisition fees and time and travel expense reimbursements to the Sponsor and its affiliates. The increase for the six months ended June 30, 2015 is due to an increase in acquisition activity during 2015.

Select Property Information

		As of June 30, 2015
Property	Location	Square Footage	Physical Occupancy	Economic Occupancy
Dollar General (12 properties)	Various	111,890	100.0%	100.0%
Newington Fair	Newington, CT	186,205	100.0%	100.0%
Wedgewood Commons	Olive Branch, MS	159,258	100.0%	100.0%
Park Avenue	Little Rock, AR	69,379	68.9%	97.1%
North Hills Square	Coral Springs, FL	63,829	98.1%	98.1%
Mansfield Shopping Center	Mansfield, TX	148,529	96.7%	96.7%
Lakeside Crossing	Lynchburg, VA	67,034	100.0%	100.0%
MidTowne Shopping Center	Little Rock, AR	126,288	94.4%	94.4%
Dogwood Festival	Flowood, MS	187,610	95.7%	95.7%
Pick N Save Center	West Bend, WI	86,800	92.9%	100.0%
Harris Plaza	Layton, UT	123,890	90.5%	95.7%
Dixie Valley	Louisville, KY	119,981	78.3%	90.3%
The Landings at Ocean Isle	Ocean Isle, NC	53,220	89.6%	89.6%
Shoppes at Prairie Ridge	Pleasant Prairie, WI	232,606	95.2%	95.2%
Harvest Square	Harvest, AL	70,590	93.2%	93.2%
Heritage Square	Conyers, GA	22,385	88.8%	88.8%
The Shoppes at Branson Hills	Branson, MO	256,017	96.3%	96.3%
Branson Hills Plaza	Branson, MO	210,201	100.0%	100.0%
Copps Grocery Store	Stevens Point, WI	69,911	100.0%	100.0%
Fox Point Plaza	Neenah, WI	171,121	96.7%	96.7%
Shoppes at Lake Park	West Valley City, UT	52,997	100.0%	100.0%
Plaza at Prairie Ridge	Pleasant Prairie , WI	9,035	100.0%	100.0%
Green Tree Center	Katy, TX	147,658	84.3%	99.1%
Eastside Junction	Athens, AL	79,700	91.0%	91.0%
Fairgrounds Crossing	Hot Springs, AR	155,127	98.7%	98.7%
Prattville Town Center	Prattville, AL	168,842	98.2%	98.9%
Regal Court	Shreveport, LA	363,174	91.0%	91.0%
Shops at Hawk Ridge	St. Louis, MO	75,951	100.0%	100.0%
Walgreens Plaza	Jacksonville, NC	42,219	95.6%	95.6%
Whispering Ridge	Omaha, NE	69,676	100.0%	100.0%
Frisco Marketplace	Frisco, TX	112,024	94.9%	94.9%
White City	Shrewsbury, MA	257,080	100.0%	100.0%
Treasure Valley	Nampa, ID	112,259	100.0%	100.0%
Yorkville Marketplace	Yorkville, IL	111,591	92.5%	92.5%
Shoppes at Market Pointe	Papillion, NE	253,903	99.4%	99.4%
Portfolio total		4,547,980	95.4%	96.9%

The following table sets forth information regarding our top ten tenants based on annualized base rent for leases in-place as of June 30, 2015.

Tenant Name	Number of Leases	Annualized Base Rent ($)	Percent of Total Portfolio Annualized Base Rent	Annualized Base Rent Per Square Foot($)	Square Footage	Percent of Total Portfolio Square Footage
Pick n Save / Roundy’s / Copps	3	2,959,030	5.1%	14.74	200,737	4.4%
Dicks Sporting Goods	4	2,190,006	3.7%	12.16	180,120	4.0%
TJ Maxx / Marshalls / HomeGoods	9	2,102,189	3.6%	9.09	231,222	5.1%
Petsmart	7	2,068,024	3.5%	14.33	144,320	3.2%
Kohl’s Department Stores	4	1,888,439	3.2%	5.68	332,461	7.3%
Sports Authority	3	1,635,440	2.8%	13.13	124,568	2.7%
Ross Dress for Less, Inc.	5	1,293,607	2.2%	9.79	132,132	2.9%
Jewel Food Stores, Inc.	1	1,198,294	2.0%	18.75	63,892	1.4%
Dollar General	12	1,132,222	1.9%	10.12	111,890	2.5%
Ulta Salon	5	1,097,856	1.9%	20.75	52,899	1.2%
Top ten tenants	53	17,565,107	30%	11.16	1,574,241	34.6%

Critical Accounting Policies

Disclosures discussing all critical accounting policies are set forth in our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission on March 30, 2015, under the heading “Critical Accounting Policies.”

Share Repurchase Program

The SRP is designed to provide existing stockholders with limited interim liquidity by enabling them to sell shares back to us subject to certain restrictions, as defined in the SRP. The prices at which shares may be sold back to us as Ordinary Repurchases, as defined in the SRP, are as follows:

▪	92.5% of the share price for stockholders who have owned their shares continuously for at least one year but less than two years;

▪	95% of the share price for stockholders who have owned their shares continuously for at least two years but less than three years;

▪	97.5% of the share price for stockholders who have owned their shares continuously for at least three years but less than four years; and

▪	100% of the share price for stockholders who have owned their shares for at least four years.

We are authorized to fund any repurchases by using only the proceeds generated from sales of shares under our DRP and we will limit the number of Ordinary Repurchases, as defined in the SRP, during any calendar year to 5% of the number of shares of common stock outstanding on December 31st of the previous calendar year. During any offering period, the repurchase price will be equal to or below the price of the shares specified in the Offering.

In the case of an Exceptional Repurchase, as defined in the SRP, upon the death or qualifying disability of a stockholder, the price at which shares may be repurchased under the plan is equal to 100% of the share price. Exceptional Repurchases are not subject to a one-year holding period, or the 5% repurchase limit discussed above, and may be repurchased with funds from any source.

Off-Balance Sheet Arrangements

We currently have no off-balance sheet arrangements that are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Non-GAAP Financial Measures

Accounting for real estate assets in accordance with U.S. GAAP assumes the value of real estate assets is reduced over time. Because real estate values may rise and fall with market conditions, operating results from real estate companies that use U.S. GAAP accounting may not present a complete view of their performance. We use Funds from Operations, or FFO, a widely accepted metric to evaluate our performance. FFO provides a supplemental measure to compare our performance and operations to other REITs. Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts, or NAREIT, has promulgated a standard known as FFO, which it believes more accurately reflects the operating performance of a REIT. As defined by NAREIT, FFO means net income computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of operating property, plus depreciation and amortization and after adjustments for unconsolidated entities in which the REIT holds an interest. In addition, NAREIT has further clarified the FFO definition to add-back impairment write-downs of depreciable real estate or of investments in unconsolidated entities that are driven by measurable decreases in the fair value of depreciable real estate. We have adopted the NAREIT definition for computing FFO.

Under U.S. GAAP, acquisition related costs are treated as operating expenses reducing our income. Publicly registered, non-listed REITs typically engage in a significant amount of acquisition activity in the early years of their operations, and thus incur significant acquisition related costs, during these initial years. Although other start up entities may engage in significant acquisition activity during their initial years, REITs such as us that are not listed on an exchange are unique in that they typically have a limited timeframe during which they acquire a significant number of properties and thus incur significant acquisition related costs. Due to the above factors and other unique features of publicly registered, non-listed REITs, the Investment Program Association, or “IPA,” an industry trade group, published a standardized measure known as Modified Funds from Operations, or “MFFO”, which the IPA has promulgated as a supplemental measure for publicly registered non-listed REITs and which may be another appropriate supplemental measure to reflect the operating performance of a non-listed REIT.

MFFO excludes costs associated with investing activities, some of which are acquisition related costs that affect our operations only in periods in which properties are acquired, and other non-operating items that are included in FFO. By excluding acquisition related costs, the use of MFFO provides another measure of our operating performance. Because MFFO may be a recognized measure of operating performance within the non-listed REIT industry, MFFO and the adjustments used to calculate it may be useful in order to evaluate our performance against other non-listed REITs. Like FFO, MFFO is not equivalent to our net income or loss as determined under U.S. GAAP, as detailed in the table below, and MFFO may not be a useful measure of the impact of long-term operating performance on value if we continue to acquire a significant amount of properties. MFFO should only be used as a measurement of our operating performance while we are acquiring a significant amount of properties because it excludes, among other things, acquisition costs incurred during the periods in which properties were acquired.

We believe our definition of MFFO, a non-U.S. GAAP measure, is consistent with the IPA's Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, or the “Practice Guideline,” issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items, as applicable, included in the determination of U.S. GAAP net income: acquisition fees and expenses; amounts relating to straight-line rents and amortization of above and below market lease assets and liabilities, accretion of discounts and amortization of premiums on debt investments; mark-to-market adjustments included in net income; nonrecurring gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis.

Our presentation of FFO and MFFO may not be comparable to other similarly titled measures presented by other REITs. We believe that the use of FFO and MFFO provides a more complete understanding of our operating performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs. Neither FFO nor MFFO is intended to be an alternative to “net income” nor to “cash flows from operating activities” as determined by U.S. GAAP as a measure of our capacity to pay distributions. Management uses FFO and MFFO to compare our operating performance to that of other REITs and to assess our operating performance.

For the six months ended June 30, 2015 and 2014, we paid distributions of $19,032,514 and $2,849,972, respectively, and declared distributions of $20,445,766 and $3,288,712, respectively. For the six months ended June 30, 2015 and 2014, our FFO was $9,492,298 and $(704,396) respectively, our MFFO was $13,174,918 and $2,652,498, respectively, and our cash flow from operations was $14,391,219 and $2,221,609, respectively. During the six months ended June 30, 2015, our Sponsor contributed $3,283,093 to us. For U.S. GAAP purposes, these monies have been treated as a contribution to capital from our Sponsor, although our Sponsor has not received, and will not receive, any additional shares of our common stock for this contribution.

Our FFO and MFFO for the six months ended June 30, 2015 and 2014 is calculated as follows:

		Six months ended June 30,
		2015	2014
	Net loss	$(4,122,577)	$(2,927,409)
Add:	Depreciation and amortization related to investment properties	13,614,875	2,223,013
	Funds from operations (FFO)	$9,492,298	$(704,396)

Add:	Acquisition related costs	4,869,076	3,364,079
	Amount of (income) loss recognized in income on derivative (ineffective portion)	(169,145)	71,430
Less:	Amortization of acquired market lease intangibles, net	(407,748)	14,018
	Straight-line rental income	(609,563)	(92,633)
	Modified funds from operations (MFFO)	$13,174,918	$2,652,498

Selected Financial Data

The following table shows our selected financial data relating to our consolidated historical financial condition and results of operations. This selected data should be read in conjunction with the consolidated financial statements and related notes appearing elsewhere in this report.

	June 30, 2015	December 31, 2014
Balance Sheet Data:
Total Assets	$938,184,089	$571,486,463
Mortgages and notes payable (a)	$286,317,579	$186,033,574

	For the three months ended June 30,		For the six months ended June 30,
	2015	2014	2015	2014

Total income	$18,281,959	$3,510,325	$29,953,743	$5,244,433
Net loss	$(3,499,961)	$(2,363,250)	$(4,122,577)	$(2,927,409)
Net loss per common share, basic and diluted (b)	$(0.05)	$(0.18)	$(0.07)	$(0.26)
Distributions paid to common stockholders	$9,282,460	$1,772,653	19,032,514	$2,849,972
Distributions declared to common stockholders	$9,893,259	$2,001,051	$20,445,766	$3,288,712
Distributions per common share (b)	$0.15	$0.15	$0.35	$0.30
Cash flows provided by operating activities	$7,920,863	$1,800,507	$14,391,219	$2,221,609
Cash flows used in investing activities	$163,977,940	$(135,691,168)	$340,490,695	$(169,972,529)
Cash flows provided by financing activities	$143,294,008	$123,334,340	$299,469,798	$164,089,036
Sponsor contribution	$—	$500,000	$3,283,093	$500,000
Weighted average number of common shares outstanding, basic and diluted	66,130,000	13,377,773	57,658,129	11,053,602

(a)	Mortgages and notes payable as of June 30, 2015 and December 31, 2014 includes mortgage premiums, net of amortization, of $4,415,820 and $1,296,646, respectively.
(b)	The net loss per common share, basic and diluted is based upon the weighted average number of common shares outstanding for the period ended. The distributions per common share are based upon the weighted average number of common shares outstanding for the period ended.

Subsequent Events

Our board of directors declared distributions payable to stockholders of record each day beginning on the close of business on July 1, 2015 through the close of business on September 30, 2015. Distributions were declared in a daily amount equal to $0.001643836 per share, based upon a 365-day period, which equates to $0.60 or a 6% annualized rate based on a purchase price of $10.00 per share. Distributions were paid monthly in arrears, as follows:

•	In July 2015, total distributions declared for the month of June 2015 were paid in the amount equal to $3,438,657, including $1,837,200 which was reinvested through our DRP, resulting in the issuance of an additional 193,389 shares of common stock.

•	In August 2015, total distributions declared for the month of July 2015 were paid in the amount equal to $3,718,218, including $1,989,965 which was reinvested through our DRP, resulting in the issuance of an additional 209,470 shares of common stock.

Item 3.   Quantitative and Qualitative Disclosures About Market Risk

Market Risk

We are exposed to various market risks, including those caused by changes in interest rates and commodity prices. Market risk is the potential loss arising from adverse changes in market rates and prices, such as interest rates and commodity prices. We do not enter into derivatives or other financial instruments for trading or speculative purposes. We have entered into, and may continue to enter into, financial instruments to manage and reduce the impact of changes in interest rates. We may also enter into financial instruments to manage and reduce the impact of changes in commodity prices. The counterparties are expected to be major financial institutions.

Interest Rate Risk

We are exposed to interest rate changes primarily as a result of long-term debt used to purchase properties or other real estate assets and fund capital expenditures. We currently have exposure to financial market risks as approximately 18% of our long-term debt has a variable rate of interest as of June 30, 2015. As of June 30, 2015, we had outstanding debt, which is subject to fixed interest rates and variable rates, of $281,901,759 bearing interest rates in the range of 1.94% to 5.95% per annum and a weighted average interest rate of 3.66%, which includes the effect of interest rate swaps.

If interest rates on all debt which bears interest at variable rates as of June 30, 2015 permanently increased by 1% (100 basis points), the increase in interest expense on all debt would decrease earnings and cash flows by approximately $497,337 annually. If interest rates on all debt which bears interest at variable rates as of June 30, 2015 permanently decreased by 1% (100 basis points), the decrease in interest expense would increase earnings and cash flows by the same amount.

We use derivative financial instruments to hedge exposures to changes in interest rates on loans secured by our assets. Derivative instruments may include interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, options or repurchase agreements. Our actual hedging decisions are determined in light of the facts and circumstances existing at the time of the hedge. We have used derivative financial instruments, specifically interest rate swap contracts, to hedge against interest rate fluctuations on variable rate debt, which exposes us to both credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty will owe us, which creates credit risk for us because the counterparty may not perform. Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates. We seek to manage the market risk associated with interest-rate contracts by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken. There is no assurance we will be successful.

With regard to variable rate financing, our Business Manager assesses our interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities. Our Business Manager maintains risk management control systems to monitor interest rate cash flow risk attributable to both of our outstanding or forecasted debt obligations as well as our potential offsetting hedge positions.

Derivatives

The following table summarizes our interest rate swap contracts outstanding as of June 30, 2015:

Date Entered	Effective Date	Maturity Date	Pay Fixed Rate	Receive Floating Rate Index	Notional Amount	Fair Value at June 30, 2015
March 28, 2014	March 1, 2015	March 28, 2019	2.22%	1 month LIBOR	$5,525,000	$(182,187)
May 8, 2014	May 5, 2015	May 7, 2019	2.10%	1 month LIBOR	14,200,000	(402,483)
May 23, 2014	May 1, 2015	May 22, 2019	2.00%	1 month LIBOR	8,483,751	(206,429)
June 6, 2014	June 1, 2015	May 8, 2019	2.15%	1 month LIBOR	11,683,793	(353,128)
June 26, 2014	July 5, 2015	July 5, 2019	2.11%	1 month LIBOR	20,725,000	(577,960)
June 27, 2014	July 1, 2014	July 1, 2019	1.85%	1 month LIBOR	24,351,750	(439,538)
July 31, 2014	July 31, 2014	July 31, 2019	1.94%	1 month LIBOR	9,561,280	(204,306)
December 16, 2014	December 16, 2014	June 22, 2016	1.97%	1 month LIBOR	13,358,984	(207,404)
December 16, 2014	December 16, 2014	October 21, 2016	1.50%	1 month LIBOR	10,836,530	(140,625)
December 16, 2014	December 16, 2014	May 9, 2017	1.13%	1 month LIBOR	10,150,000	(80,061)
February 11, 2015	March 2, 2015	March 1, 2022	2.02%	1 month LIBOR	6,114,135	9,043
April 7, 2015	April 7, 2015	April 7, 2022	1.74%	1 month LIBOR	49,400,000	524,106
				Total	$184,390,223	$(2,260,972)

Item 4.   Controls and Procedures

Controls and Procedures

The Company’s management has evaluated, with the participation of the Company’s principal executive and principal financial officers, the effectiveness of the Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as of the end of the period covered by this report. Based on that evaluation, the principal executive and principal financial officers have concluded that the Company’s disclosure controls and procedures were effective as of the end of the period covered by this report.

Changes in Internal Control over Financial Reporting

There were no changes to our internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f) or Rule 15d-15(f)) during the six months ended June 30, 2015 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Part II - Other Information

Item 1.   Legal Proceedings

We are not a party to, and none of our properties are subject to, any material pending legal proceedings.

Item 1A.   Risk Factors

The following risk factors supplement the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2014.

We have incurred net losses on a U.S. GAAP basis for the quarterly period ended June 30, 2015.

We have incurred a net loss on a U.S. GAAP basis for the three and six months ended June 30, 2015 of $3,499,961 and $4,122,577, respectively. Our losses can be attributed, in part, to acquisition related expenses and depreciation and amortization. We may incur net losses in the future, which could have a material adverse impact on our financial condition, operations, cash flow, and our ability to service our indebtedness and pay distributions to our stockholders. We are subject to all of the business risks and uncertainties associated with any business, including the risk that the value of a stockholder’s investment could decline substantially. We were formed in August 2011 and, as of June 30, 2015, had acquired 46 retail properties. We cannot assure you that, in the future, we will be profitable or that we will realize growth in the value of our assets.

The failure of any bank in which we deposit our funds could reduce the amount of cash we have available to pay distributions and invest in real estate assets.

The Federal Deposit Insurance Corporation, or “FDIC,” generally only insures limited amounts per depositor per insured bank. The FDIC insures up to $250,000 per depositor per insured bank account. At June 30, 2015, we had cash and cash equivalents exceeding these federally insured levels. If the banking institutions in which we have deposited funds ultimately fail, we may lose our deposits over the federally insured levels. The loss of our deposits could reduce the amount of cash we have available to distribute or invest.

Increases in interest rates could increase the amount of our debt payments and adversely affect our ability to make distributions to our stockholders.

We have borrowed money, which bears interest at variable rates, and therefore are exposed to increases in costs in a rising interest rate environment. Increases in interest rates would increase our interest expense on any variable rate debt, as well as any debt that must be refinanced at higher interest rates at the time of maturity. Our future earnings and cash flows could be adversely affected due to the increased requirement to service our debt and could reduce the amount we are able to distribute to our stockholders. As of June 30, 2015, we had $49.7 million or 18% of our total debt that bore interest at variable rates with a weighted average interest rate of 2.07%.

To date, we have not generated sufficient cash flow from operations to pay distributions, and, therefore, we have paid, and may continue to pay, distributions from the net proceeds of our Offering, which reduces the amount of cash we ultimately have to invest in assets, negatively impacting the value of our stockholders’ investment, and is dilutive to our stockholders.

We have not yet generated positive cash flow from operations to cover distribution payments and may not do so unless our asset base grows significantly. Our organizational documents permit us to pay distributions from sources other than cash flow from operations. Specifically, some or all of our distributions may be paid from retained cash flow, from borrowings and from cash flow from investing activities, including the net proceeds from the sale of our assets, or from the net proceeds of our Offering. Accordingly, until such time as we are generating cash flow from operations sufficient to cover distributions, during the pendency of our Offering, we have and will likely continue to pay distributions from the net proceeds of our Offering. We have not established any limit on the extent to which we may use alternate sources, including borrowings or proceeds of the Offering, to pay distributions. There is no assurance we will generate sufficient cash flow from operations to cover distributions. We began declaring distributions to stockholders of record during December 2012. Approximately 30% ($9.3 million) of the distributions paid to stockholders through June 30, 2015, have been paid from the net proceeds of our Offering, which reduces the proceeds available for other purposes. To the extent we pay cash distributions, or a portion thereof, from sources other than cash flow from operations, we will have less capital available to invest in properties and other real estate-related assets, the book value per share may decline, and there will be no assurance that we will be able to sustain distributions at that level. In addition, by using the net proceeds of our Offering to fund distributions, earlier investors may benefit from the investments made with funds raised later in our Offering, while later investors may not benefit from all of the net offering proceeds raised from earlier investors.

An estimated value of our shares of common stock may not exceed the price at which we are offering shares under the distribution reinvestment plan.

Under rules published by the Financial Industry Regulatory Authority (“FINRA”), registered broker-dealers must disclose a per share estimated value.  Due to uncertainties in the marketplace and other factors which could impact our results of operations and financial condition, the future per share estimated value of our shares may be less than the price at which we are currently offering shares or the price of our shares currently offered through our distribution reinvestment plan.

Item 2.   Unregistered Sales of Equity Securities and Use of Proceeds

On October 18, 2012, our Registration Statement on Form S-11 (File No. 333-176775), covering a public offering of up to 180,000,000 shares of common stock, was declared effective under the Securities Act. The Offering and the DRP commenced on October 18, 2012 and are ongoing.

Pursuant to the Offering, we are offering 150,000,000 shares at a price of $10.00 per share on a “best efforts” basis. We also are offering up to 30,000,000 shares at a purchase price of $9.50 per share to stockholders who elect to participate in our DRP. The maximum aggregate price of the amount registered is $1,785,000,000. We reserve the right to reallocate the shares offered between the Offering and the DRP. The dealer manager of the Offering is Inland Securities Corporation, a wholly owned subsidiary of our Sponsor.

From the effective date of the Offering through June 30, 2015, we had sold the following securities in the Offering and the DRP for the following aggregate offering prices:

•	70,038,600 shares, equal to $696,972,840 in aggregate gross offering proceeds, in the Offering; and

•	1,482,879 shares, equal to $14,087,344 in aggregate gross offering proceeds, pursuant to the DRP.

From the effective date of the Offering through June 30, 2015, we have paid the following costs in connection with the issuance and distribution of the registered securities:

Type of Costs	Amount
Offering costs paid to related parties (1)	$62,382,319
Offering costs paid to non-related parties	8,340,064
Total offering costs paid	$70,722,383

(1)	“Offering costs to related parties” include selling commissions, marketing contributions and due diligence expense reimbursements paid to Inland Securities Corporation, which reallowed all or a portion of these amounts to soliciting dealers.

From the effective date of the Offering through June 30, 2015, the net offering proceeds to us from the Offering and the DRP after deducting the total expenses incurred described above, were approximately $640.3 million. As of June 30, 2015, we had used approximately $522.8 million of these net proceeds to purchase interests in real estate and pay related costs, of which $5.4 million was paid to related parties, approximately $25.2 million for repayment of indebtedness used to purchase interests in real estate, approximately $3.2 million to pay loan origination costs, approximately $9.3 million to pay distributions, $100,000 to fund our investment in the insurance captive, and approximately $1.1 million to fund our operations. The remaining net proceeds were held as cash at June 30, 2015.

On August 25, 2011, we issued 20,000 shares of our common stock for $10.00 per share, or an aggregate purchase price of $200,000, to our Sponsor in connection with our formation. No sales commission or other consideration was paid in connection with the sale. The sale was consummated without registration under the Securities Act, as amended, in reliance upon the exemption from registration set forth in Section 4(2) of the Act as transactions not involving any public offering.

During the period covered by this quarterly report, we did not sell any equity securities that were not registered under the Securities Act.

Share Repurchase Program

We are authorized to purchase shares from stockholders who purchased their shares from us or received their shares through a non-cash transfer and who have held their shares for at least one year under the SRP, if requested, if we choose to repurchase them. Subject to funds being available, we will limit the number of shares repurchased during any calendar year to 5% of the number of shares outstanding at December 31st of the previous calendar year. Funding for the SRP will come from proceeds we receive from the DRP. In the case of repurchases made upon the death of a stockholder or qualifying disability, as defined in the SRP, we are authorized to use any funds to complete the repurchase, and neither the one year holding period, the limit regarding funds available from the DRP nor the 5% limit will apply. The SRP will immediately terminate if our shares become listed for trading on a national securities exchange. In addition, our board of directors, in its sole direction, may at any time amend, suspend or terminate the SRP.

The table below outlines the shares we repurchased pursuant to our SRP during the quarter ended June 30, 2015.

Period	Total Shares Requested to be Repurchased	Total Number of Shares Repurchased	Average Price Paid per Share	Total Number of Shares Repurchased as Part of Publicly Announced Plans or Programs(1)	Maximum Number (or Approximate Dollar Value) of Shares (or Units) that May Yet be Purchased Under the Plans or Programs
April 2015	22,145	22,145	$9.79	22,145	2,064,201
May 2015	70,385	70,385	$9.98	70,385	1,993,816
June 2015	65,897	65,897	$9.85	65,897	1,927,919
Total	158,427	158,427	$9.90	158,427

(1) Our SRP was announced on October 18, 2012

Item 3.   Defaults Upon Senior Securities

None.

Item 4.   Mine Safety Disclosures

Not Applicable.

Item 5.   Other Information

Not Applicable.

Item 6.    Exhibits

The representations, warranties and covenants made by us in any agreement filed as an exhibit to this Form 10-Q are made solely for the benefit of the parties to the agreement, including, in some cases, for the purpose of allocating risk among the parties to the agreement, and should not be deemed to be representations, warranties or covenants to, or with, you. Moreover, these representations, warranties and covenants should not be relied upon as accurately describing or reflecting the current state of our affairs.

The exhibits filed in response to Item 601 of Regulation S-K are listed on the Exhibit Index attached hereto and are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INLAND REAL ESTATE INCOME TRUST, INC.

/s/ JoAnn M. McGuinness
By:	JoAnn M. McGuinness
President and principal executive officer
Date:	August 13, 2015

/s/ Catherine L. Lynch
By:	Catherine L. Lynch
Chief Financial Officer (co-principal financial officer)
Date:	August 13, 2015

/s/ David Z. Lichterman
By:	David Z. Lichterman
Vice President, Treasurer and Chief Accounting Officer (co-principal financial officer and principal accounting officer)
Date:	August 13, 2015

Exhibit Index

Exhibit No.	Description

10.1	Agreement of Purchase and Sale, dated March 6, 2015, by and among White City Partners LLC, White City East Partners LLC and Inland Real Estate Acquisitions, Inc. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on April 13, 2015 (file number 000-55146))

10.2	First Amendment to Agreement, dated March 27, 2015, by and among White City Partners LLC, White City East Partners LLC and Inland Real Estate Acquisitions, Inc. (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on April 13, 2015 (file number 000-55146))

10.3	Assignment and Assumption of Agreement for Sale and Purchase Agreement, dated April 7, 2015, by and between Inland Real Estate Acquisitions, Inc. and Inland Real Estate Income Trust, Inc. (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on April 13, 2015 (file number 000-55146))

10.4	Loan Agreement, dated April 7, 2015, by and between IREIT Shrewsbury White City, L.L.C. and Santander Bank, N.A. (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on April 13, 2015 (file number 000-55146))

10.5	Guaranty dated April 7, 2015, by Inland Real Estate Income Trust, Inc. in favor of Santander Bank, N.A. (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on April 13, 2015 (file number 000-55146))

10.6	Environmental Indemnity Agreement, dated April 7, 2015, by IREIT Shrewsbury White City, L.L.C. and Inland Real Estate Income Trust, Inc. in favor of Santander Bank, N.A. (incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on April 13, 2015 (file number 000-55146))

10.7	Term Note, dated April 7, 2015, by IREIT Shrewsbury White City, L.L.C. for the benefit of Santander Bank, N.A. (incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K as filed by the Registrant with the Securities and Exchange Commission on April 13, 2015 (file number 000-55146))

31.1	Certification by Principal Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002*

31.2	Certification by Co-Principal Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002*

31.3	Certification by Co-Principal Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002*

32.1	Certification by Principal Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002*

32.2	Certification by Co-Principal Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002*

32.3	Certification by Co-Principal Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002*

101	The following financial information from our Quarterly Report on Form 10-Q for the period ended June 30, 2015, filed with the Securities and Exchange Commission on August 13, 2015, is formatted in Extensible Business Reporting Language (“XBRL”): (i) Consolidated Balance Sheets; (ii) Consolidated Statements of Operations and Other Comprehensive Loss; (iii) Consolidated Statement of Equity; (iv) Consolidated Statements of Cash Flows; and (v) Notes to Consolidated Financial Statements (tagged as blocks of text)

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*	Filed as part of this Quarterly Report on Form 10-Q.